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                                                                EXECUTION COPY

                              PURCHASE AGREEMENT

                                    BY AND
                                     AMONG

                          R.A.B. FOOD HOLDINGS, INC.,

                             MANO HOLDINGS I, LLC,

                        KBMC ACQUISITION COMPANY, L.P.,

                           MANO HOLDINGS CORPORATION


                                      AND

                 THE STOCKHOLDERS OF MANO HOLDINGS CORPORATION

                           DATED AS OF MARCH 3, 1998

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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I

         DEFINED TERMS.........................................................2
         Section 1.1       Definitions.........................................2

ARTICLE II

         PURCHASE AND SALE.....................................................9
         Section 2.1       Purchase and Sale...................................9
         Section 2.2       Purchase Price......................................9
         Section 2.3       Closing............................................10
         Section 2.4       Deliveries at Closing..............................10

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF MANO, MANO I AND KBMC..............11
         Section 3.1       Organization and Qualification.....................11
         Section 3.2       Authorization......................................11
         Section 3.3       Financial Data.....................................12
         Section 3.4       Absence of Undisclosed Liabilities.................12
         Section 3.5       No Material Adverse Effect.........................13
         Section 3.6       Capitalization; Ownership..........................13
         Section 3.7       Consents and Authorizations........................14
         Section 3.8       Litigation; Governmental Investigations; etc.......14
         Section 3.9       Compliance with Law................................15
         Section 3.10      Taxes..............................................15
         Section 3.11      Employee Benefit Plans.............................18
         Section 3.12      Intellectual Property Matters etc..................20
         Section 3.13      Computer Software..................................20
         Section 3.14      Real Property......................................20
         Section 3.15      Environmental Matters..............................21
         Section 3.16      Personal Property..................................23
         Section 3.17      Material Contracts.................................24
         Section 3.18      Employee Relations.................................25
         Section 3.19      Brokers............................................26
         Section 3.20      Affiliate Transactions.............................26
         Section 3.21      Receivables, Inventory and Payables................26
         Section 3.22      Letters of Credit..................................26
         Section 3.23      Insurance..........................................26
         Section 3.24      Conditions Affecting Manischewitz..................27
         Section 3.25      Management Fees....................................27
         Section 3.26      Disclaimer.........................................27

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ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF THE SELLERS........................28
         Section 4.1       Existence and Organization.........................28
         Section 4.2       Authorization......................................28
         Section 4.3       Consents and Authorizations........................28
         Section 4.4       Ownership..........................................29
         Section 4.5       Disclaimer.........................................29

ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER......................29
         Section 5.1       Organization and Qualification.....................29
         Section 5.2       Corporate Authorization............................30
         Section 5.3       Consents and Authorizations........................30
         Section 5.4       Financing..........................................31
         Section 5.5       Litigation.........................................31
         Section 5.6       Securities Laws....................................31
         Section 5.7       Disclaimer.........................................31

ARTICLE VI

         COVENANTS............................................................31
         Section 6.1       Conduct of Business................................31
         Section 6.2       Reasonable Best Efforts............................33
         Section 6.3       Consents...........................................34
         Section 6.4       HSR Filings........................................34
         Section 6.5       Limitation on Fees.................................35
         Section 6.6       Confidentiality; Access to Information.............35
         Section 6.7       Public Announcements...............................35
         Section 6.8       Further Assurances.................................35
         Section 6.9       Supplements........................................35
         Section 6.10      No Solicitation....................................36
         Section 6.11      Tax Matters........................................36
         Section 6.12      Indemnification for Taxes..........................38
         Section 6.13      Risk of Loss.......................................42
         Section 6.14      Cancellation of Options............................42
         Section 6.15      Books and Records..................................42
         Section 6.16      Manischewitz Officer Bonus Incentive Plan..........42
         Section 6.17      Survival of Covenants..............................43

ARTICLE VII

         CONDITIONS TO CLOSING................................................43
         Section 7.1       Conditions to Each Party's Obligation..............43
         Section 7.2       Conditions to Obligation of the Purchaser..........43
         Section 7.3       Conditions to Obligation of the Sellers............45


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ARTICLE VIII

         TERMINATION..........................................................46
         Section 8.1       Termination........................................46
         Section 8.2       Effect of Termination..............................47
         Section 8.3       Return of Documents................................47

ARTICLE IX

         INDEMNIFICATION......................................................48
         Section 9.1       Survival of Representations and Warranties.........48
         Section 9.2       Indemnification by the Sellers.....................48
         Section 9.3       Indemnification by Purchaser.......................49
         Section 9.4       Indemnification Procedures - Third-Party Claims....49

         Section 9.5       Procedure for Indemnification -- Other Claims,
                           Indemnification Generally..........................51
         Section 9.6       Time Limitations...................................51
         Section 9.7       Limitations on Amount..............................52
         Section 9.8       Limitations on Application to Taxes................53
         Section 9.9       Acknowledgment of Indemnification
                           Responsibility, etc................................53
         Section 9.10      Escrow Agreement...................................53
         Section 9.11      Additional Indemnification Matters.................54
         Section 9.12      Claims in Excess of Indemnification Limit..........54

ARTICLE X

         MISCELLANEOUS........................................................54
         Section 10.1      Headings...........................................54
         Section 10.2      Severability.......................................55
         Section 10.3      Notices............................................55
         Section 10.4      Governing Law......................................57
         Section 10.5      Dispute Resolution.................................57
         Section 10.6      JURISDICTION.......................................58
         Section 10.7      Entire Agreement...................................58
         Section 10.8      Amendment; Waiver, etc.............................58
         Section 10.9      Assignability......................................59
         Section 10.10     Binding Effect.....................................59
         Section 10.11     Third-Party Beneficiaries..........................59
         Section 10.12     Counterparts.......................................59
         Section 10.13     Guarantee..........................................59
         Section 10.14     Expenses...........................................59
         Section 10.15     Termination of Securities Purchase Agreement
                           and Shareholders Agreement.........................59

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                            SCHEDULES

       Schedule A        Stockholders
       Schedule B        Optionholders
       Schedule C        Permitted Liens
       Schedule 3.1      Subsidiaries, Options
       Schedule 3.3(a)   Financial Statements; Changes to Accounting Practices
       Schedule 3.3(b)   Combined Statements
       Schedule 3.4      Undisclosed Liabilities
       Schedule 3.6      Subsidiary Capitalization
       Schedule 3.7(a)   Company Consents and Authorizations
       Schedule 3.7(b)   Sellers' Consents and Authorizations
       Schedule 3.8      Litigation
       Schedule 3.9      Compliance with Law
       Schedule 3.10(a)  Tax Matters
       Schedule 3.10(e)  Jurisdictions Requiring Tax Filing
       Schedule 3.10(g)  Tax Elections
       Schedule 3.11     Employee Benefit Plans
       Schedule 3.12     Intellectual Property
       Schedule 3.14(a)  Real Property
       Schedule 3.14(b)  Leases
       Schedule 3.15     Environmental and Safety Matters
       Schedule 3.16     Personal Property Leases
       Schedule 3.17     Contracts
       Schedule 3.18     Labor Matters
       Schedule 3.19     Brokers
       Schedule 3.20     Affiliate Transactions
       Schedule 3.22     Letters of Credit
       Schedule 3.23     Insurance
       Schedule 3.24     Conditions Affecting Manischewitz
       Schedule 3.25     Management Fees
       Schedule 4.3(a)   Sellers' Consents
       Schedule 4.3(b)   Filings
       Schedule 5.3      Purchaser Consents and Authorizations

                                      iv

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                                   EXHIBITS

       Exhibit 1         Estoppel Certificate
       Exhibit 2         FIRPTA Affidavits
       Exhibit 3         Opinion of Brownstein, Hyatt, Farber & Strickland, P.C.
       Exhibit 4         Opinion of Parker Chapin Flattau & Klimpl, LLP
       Exhibit 5         Escrow Agreement
       Exhibit 6         Form of Optionholder Agreement
       Exhibit 7         Form of Promissory Note
       Exhibit 8         Officer Bonus Incentive Plan

                                       v

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                              PURCHASE AGREEMENT

         PURCHASE AGREEMENT dated as of March 3, 1998, by and among R.A.B. Food Holdings, Inc., a Delaware corporation (the "Purchaser"), MANO Holdings I, LLC, a Delaware limited liability company ("MANO I"), KBMC Acquisition Company, L.P., a Delaware limited partnership ("KBMC"), MANO Holdings Corporation, a Delaware corporation ("MANO"), and all of the stockholders of MANO set forth on Schedule A attached hereto (the "Stockholders", and together with KBMC, each a "Seller" and sometimes collectively, the "Sellers").

         WHEREAS, KBMC owns 6,042.6 of the outstanding membership units of MANO I (the "KBMC Interests"). MANO owns the remaining 3,957.4 of the outstanding membership units of MANO I (the "MANO Interests", and together with the KBMC Interests sometimes collectively referred to as, the "Membership Interests"). Each of the persons set forth on Schedule B attached hereto (collectively, the "Optionholders") has the right to acquire membership units in MANO I (collectively, the "Options") set forth opposite their name on Schedule B.

         WHEREAS, the Stockholders are the legal and beneficial owners of 5,412.17334 shares of common stock, par value $.01 per share, of MANO, which constitutes all of MANO's issued and outstanding capital stock (the "Capital Stock").

         WHEREAS, MANO I legally and beneficially owns, directly and indirectly, all of the outstanding membership interests of The B. Manischewitz Company, LLC, a Delaware limited liability company ("Manischewitz").

         WHEREAS, pursuant to the Options, the Optionholders have the right to acquire 2,161.4484 membership units of MANO I, which Options will be cancelled by MANO I immediately prior to the Closing pursuant to the Optionholder Agreements against issuance of the Promissory Notes to each of the Optionholders.

         WHEREAS, KBMC desires to sell to the Purchaser, and the Purchaser desires to purchase from KBMC, the KBMC Interests, and the Stockholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Stockholders, all of the Capital Stock, each on the terms, provisions and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein, the parties agree as follows:

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                                   ARTICLE I

                                 DEFINED TERMS

          Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

         "AAA" has the meaning given such term in Section 10.5(e).

         "Acquisition Transaction" has the meaning given such term in Section 6.10.

         "Adverse Tax Impact" has the meaning given such term in Section
6.12(e).

         "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, or any director, executive officer or manager of such specified Person or any Key Employee. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agreement" means this Purchase Agreement, as it may be amended in accordance with its terms, and shall include all of the Schedules and Exhibits annexed hereto.

         "Antitrust Law" shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, price fixing or restraint of trade or fair dealing.

         "Arbitrators" has the meaning given such term in Section 10.5(e).

         "Authorizations" means licenses, permits, franchises, appraisals, qualifications, concessions, permanent certificate of occupancy or the like, granted by any federal, state, local or foreign Governmental Entity or Regulatory Authority.

         "Business Day" means a day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Closing" means the closing of the purchase and sale of the Membership Interests and the Capital Stock as contemplated hereby.

         "Closing Date" means the later of (i) April 1, 1998; (ii) the fifth Business Day following the expiration of all applicable waiting periods under the HSR Act or the early termination of such

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waiting periods thereunder; and (iii) such other date as is mutually acceptable to the Purchaser and KBMC.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Combined Statements" has the meaning given such term in Section
3.3(b).

         "Confidentiality Agreement" shall mean that certain agreement dated October 8, 1997.

         "Contract" means any contract, lease, license or other instrument, agreement or binding commitment, whether or not in written form.

         "CPR" has the meaning given such term in Section 10.5(c).

         "Credit Agreement" has the meaning given such term in Section 7.2(j).

         "Dispute" has the meaning given such term in Section 10.5(a).

         "Encumbrance" has the meaning given such term in Section 3.14(a).

         "Environment" means all air, surface water, groundwater or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

         "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings or other communications (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any Person (including, but not limited to, any Governmental Entity or Regulatory Authority or citizens' group) based upon, alleging, asserting, or claiming any actual or potential
(a) violation of or liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines or penalties arising out of, based on, resulting from or related to the presence, Release or threatened Release into the Environment of any Hazardous Substances at any location, including, but not limited to, any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment or disposal.

         "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any alleged violation of any Environmental Law, or at which there has been a Release, threatened or suspected Release of a Hazardous Substance.

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         "Environmental Law" means any and all current federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental Entity or Regulatory Authority, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substance, including but not limited to: the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Hazardous Material Transportation Act 49, U.S.C. Section 1801 et seq.; the Federal Insecticide Fungicide and Rodenticide Act 7, U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C.
Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and the state analogies thereto, as in effect on the date hereof; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance.

         "Environmental Permit" means any federal, state, local, provincial, or foreign permits, licenses, Authorizations, consents or authorizations required by any Governmental Entity or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Entity or Regulatory Authority under any applicable Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

         "Escrow Agent" has the meaning given such term in Section 9.10.

         "Escrow Agreement" has the meaning given such term in Section 9.10.

         "Escrow Funds" has the meaning given such term in Section 9.10.

         "Financial Statements" has the meaning given such term in Section
3.3(a).

         "GAAP" means generally accepted accounting principles in effect in the United States of America at the time of any determination, and which are applied on a consistent basis. All accounting terms used in this Agreement which are not expressly defined shall have the meanings given to those terms by GAAP, unless otherwise defined herein or the context of this Agreement otherwise requires.

         "Governmental Entity or Regulatory Authority" means any court, tribunal, arbitrator, legislative, executive or regulatory authority, Taxing authority, agency, commission or other

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instrumentality of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision.

         "Governmental Permit" means any franchise, consent, license, marketing right, permit, authorization, approval, qualification, concession or other operating authority issued or granted by any Governmental Entity or Regulatory Authority.

         "Guarantee" has the meaning given such term in Section 10.13.

         "Hazardous Substance" shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances or wastes, in any amount or concentration, which are defined or regulated as "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import under any Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Income Tax" shall mean any federal, state, local or foreign Tax that is (a) based upon, measured by or calculated with respect to income, profits, capital stock, net worth or receipts, in each case whether gross, net or adjusted (including, without limitation, capital gains Taxes and minimum Taxes), or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise Taxes) if one or more of the bases on which such Tax may be based, measured or calculated with respect to, is described in clause (a), in each case together with any interest, penalties or additions to tax in respect of any of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing (including, without limitation, as a transferee pursuant to Section 6901 of the Code or otherwise) as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable law, or as a result of a tax sharing or similar agreement, arrangement or understanding.

         "Indemnification Acknowledgment" has the meaning given such term in
Section 9.4(a)(ii).

         "Indemnification Limit" has the meaning given such term in Section 9.7(a).

         "Indemnified Party" means any Purchaser Indemnified Party or Seller Indemnified Party, as the case may be.

         "Indemnitee" means a party entitled to indemnification pursuant to
Article IX.

         "Indemnitor" means a party liable for indemnification pursuant to
Article IX.

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         "Insurance Policies" has the meaning given such term in Section 3.23.

         "Intellectual Property Rights" shall mean all United States and foreign registered patents, trademarks, trade names, service marks, copyrights and all registrations and applications and renewals for any of the foregoing and all goodwill associated therewith (in any form or medium), in each case that are currently owned or used or held for use or being developed by or for MANO, MANO I, Manischewitz or any of their Subsidiaries or Affiliates.

         "IRS" means the Internal Revenue Service.

         "Key Employee" shall mean Messrs. Robert Kroll, Richard Haine, Victor Bevilaqua, Franklin Claire and Robert Solot.

         "Knowledge" of a party, "known" to a party, "best of knowledge" of a party, matters of which a party is "aware" and language of similar import shall include all matters actually known or which should be known to such party or any of such party's directors, managers, officers or by any Key Employee, in each case after reasonable due diligence and reasonable investigation.

         "Kroll Letter Agreement" has the meaning given such term in Section 7.2(m).

         "Lease" or "Leases" has the meaning given such term in Section
3.14(b).

         "Leased Property" has the meaning given such term in Section 3.14(b).

         "Legal Requirements" of a Person means any statute, rule, regulation, or other provision of law, or any order, judgment or other direction of a court or other tribunal or any Governmental Entity or Regulatory Authority, or any other requirement, permit, registration, license or authorization of any Governmental Entity or Regulatory Authority applicable to such Person, or any of its properties, assets or business.

         "Liens" shall mean any liens, charges, encumbrances, options, rights of first refusal, security interests, claims, mortgages, pledges, charges, easements, obligations or any other encumbrances or third party rights or equitable interests, of any nature whatsoever (excluding restrictions on transfer imposed by the Securities Act of 1933, as amended, and other applicable securities laws).

         "Losses" means any and all liabilities, losses, damages (including, without limitation, consequential damages, but excluding special damages based upon lost profits or enterprise value and punitive damages, except if the Indemnitee is subjected to a Third Party Claim that includes a claim for punitive damages based upon any action or inaction of the Indemnitor, in which case, punitive damages will be included to the extent punitive damages constitute part of the loss), costs, penalties, fines and expenses (including, without limitation, interest charges, costs of investigation and the reasonable fees and disbursements of attorneys and other professionals and experts), whether or not involving a third party claim, asserted against, imposed upon or incurred, directly or indirectly, by any Indemnified Party, which in any way relates to or arises from any claim, demand,

                                      6

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investigation, action, arbitration or other proceeding, without reduction for any Tax benefit that may be obtained as a result thereof but reducing therefrom any directly related insurance proceeds actually received by the Indemnified Party (net of all costs and expenses (including, without limitation, attorneys' fees and expenses) incurred in connection with processing and/or enforcing any insurance claim).

         "Material Adverse Effect" means a material adverse effect on the assets, business operations or financial condition of MANO, MANO I, Manischewitz and their Subsidiaries, taken as a whole.

         "Material Contracts" has the meaning given such term in Section 3.17.

         "Multiemployer Plan" has the meaning given such term in Section
3.11(d).

         "Notice of Claim" has the meaning given such term in Section 9.4(a)(i).

         "Optionholder Agreements" has the meaning given such term in Section 6.14.

         "Owned Property" has the meaning given such term in Section 3.14(a); provided that for purposes of this Agreement the term "Owned Property" shall not include any real property in Israel.

         "Paying Agent" has the meaning given such term in Section 2.2.

         "Permitted Liens" means the Liens listed on Schedule C attached hereto.

         "Person" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, estate, joint venture, unincorporated organization or any Governmental Entity or Regulatory Authority.

         "Personal Property Leases" has the meaning given such term in Section 3.16.

         "Plan" has the meaning given such term in Section 3.11(a).

         "Pre-Closing Period" means any Tax period that ends on or before the Closing Date.

         "Pre-Closing Portion of a Straddle Period" means the portion of a Straddle Period through and including the Closing Date.

         "Post-Closing Period" means any Tax Period that begins after the Closing Date.

         "Post-Closing Portion of a Straddle Period" means the portion of a Straddle Period beginning after the Closing Date.

         "Proceeding" has the meaning given such Term in Section 3.10(a)(v).

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         "Promissory Notes" has the meaning given such term in Section 6.14.

         "Purchase Price" has the meaning given such term in Section 2.2.

         "Purchaser Documents" has the meaning given such term in Section 5.1.


         "Purchaser Indemnified Party" has the meaning given such term in
Section 9.2.


         "RAB" has the meaning given such term in Section 10.13.

         "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment.

         "Seller Documents" means this Agreement and any other agreements, certificates, documents and instruments executed and/or delivered by MANO, MANO I, Manischewitz or any of the Sellers at the Closing in connection with this Agreement and the transactions contemplated hereby or which are referred to herein as having been delivered to the Purchaser.

         "Seller Indemnified Party" has the meaning given such term in Section 9.3.

         "Sellers' Designee" has the meaning given such term in Section 6.12(c).

         "Settlement Accountants" has the meaning given such term in Section 6.12(k).

         "Site" shall mean any of the real property, including, without limitation, the Owned Property and Leased Property, currently or previously owned, leased, used or operated by MANO, MANO I, Manischewitz or any of their Subsidiaries, any predecessors of any of the foregoing or any entities previously owned by any of the foregoing, including, without limitation, all soil, subsoil, surface waters and groundwater thereat.

         "Straddle Period" means any Tax period that begins on or before and ends after the Closing Date.

         "Subsidiary" of a Person means any entity of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person or such Person otherwise has the right to vote or to direct the vote of such securities or other ownership interests.

         "Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, net worth, franchise, recording, employee's income withholding, foreign withholding, social security (or

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its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, occupancy, registration, alternative or add-on minimum, estimated or other tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing (including without limitation as a transferee (pursuant to Section 6901 of the Code or otherwise), as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable law, or as a result of a tax sharing or similar agreement, arrangement or understanding), and the term "Tax Liability" shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.

         "Tax Claim" has the meaning given such term in Section 6.12(d).

         "Tax Return" means any federal, state, local or foreign return, declaration, report, claim for refund or credit, document, or other information or filing that is filed or required to be supplied to any Governmental Entity or Regulatory Authority in respect of any Tax, and including any amendment thereof, whether on a consolidated, combined, unitary or separate basis.

         "Termination Statements" has the meaning given such term in Section 7.2(j).

         "Third Party Claim" means a claim or demand made by any Person, corporation, Governmental Entity or Regulatory Authority or other third party against an Indemnified Party.

                                  ARTICLE II

                               PURCHASE AND SALE

         Section 2.1 Purchase and Sale. Upon the terms and provisions and subject to the conditions of this Agreement and based upon the representations, warranties, covenants and agreements of MANO, MANO I and the Sellers set forth herein, at the Closing, the Purchaser shall purchase and acquire (i) from KBMC, and KBMC shall sell, assign, transfer, convey and set over to the Purchaser, free and clear of any and all Liens, all right, title and interest of KBMC in and to the KBMC Interests and (ii) from the Stockholders, and the Stockholders shall sell, assign, transfer, convey and set over to the Purchaser, free and clear of any and all Liens, all right, title and interest of each Stockholder in and to the Capital Stock legally and beneficially owned by each Stockholder set forth opposite such Stockholder's name on Schedule A attached hereto.

         Section 2.2 Purchase Price. In consideration for the sale and transfer of the KBMC Interests and Capital Stock to Purchaser, at the Closing, the Purchaser shall pay to Kohlberg & Co., L.L.C., on behalf of the Sellers (the "Paying Agent"), in cash, an amount equal to $127,000,000, less (i) the amount outstanding at the Closing Date under the long-term debt portion of the Credit Agreement (including all costs to retire such debt), (ii) $3,000,000;
(iii) the aggregate principal amount of the Promissory Notes issued in connection with the cancellation of the Options; (iv) the payment of management bonuses contemplated by Section 6.1(x); (v) agreed upon fees and expenses, including, without limitation, the fees and expenses (including, without limitation, attorneys' fees and disbursements) of the Sellers, MANO, MANO I, Manischewitz and the Subsidiaries in connection with this Agreement and the transactions contemplated hereby, the estimated increase in any employment and withholding Tax as a result of the cancellation of the Options, payment of the management bonuses and amounts payable, if any, at the Closing, under the Kroll Letter Agreement; and (vi) amounts payable, if any, at the Closing, under the Kroll Letter Agreement (the "Purchase Price"). The Purchase Price shall be allocated as follows: (x) 60.426% to KBMC in respect of the KBMC Interests; and (y) 39.574% to the Stockholders for the Capital Stock. Upon the Closing, the Promissory Notes issued to the Optionholders pursuant to the Optionholder Agreements as provided for in Section 6.14 shall be paid by MANO I.

         Section 2.3 Closing. The closing of the purchase and sale of the KMBC Interests, the Capital Stock and the Optionholders Interests pursuant to
Section 2.1, provided that all of the conditions set forth in Sections 7.1,
7.2 and 7.3 have been satisfied or waived, shall be held at the offices of Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036, at 10:00 a.m. (local time) on the Closing Date, or at such other place and time as the Purchaser and KBMC may mutually agree.

         Section 2.4 Deliveries at Closing.

                    (a) At the Closing, (i) the Purchaser shall deliver the Purchase Price to the Paying Agent by wire transfer of immediately available funds; (ii) KBMC shall deliver to the Purchaser certificates representing the KBMC Interests in MANO I duly endorsed by and on behalf of KBMC and consented by the manager of MANO I; and (iii) each Stockholder shall deliver to the Purchaser certificates representing each such Stockholder's shares of Capital Stock duly endorsed in blank or accompanied by stock transfer powers executed in blank, in each case with signatures guaranteed, and with all requisite stock transfer tax stamps attached.

                    (b) Additionally, on the Closing Date, the Sellers shall deliver, or cause to be delivered, to Purchaser the following:

                                    (i) payment of all applicable documentary
                           stamp and similar taxes (and all forms and returns required in connection therewith) in connection with transactions contemplated hereby;

                                    (ii) an estoppel certificate (dated not
                           more than ten (10) days prior to the Closing Date) from the lessor under the Lease in Jersey City, New Jersey (including, without limitation, the consent of that holder to that transaction) (in the form of
                           Exhibit 1 attached hereto); and

                                    (iii) an affidavit from each Stockholder,
                           KBMC and each Optionholder pursuant to the Foreign Investment in Real Property Tax Act, in the form of
                           Exhibit 2-A or Exhibit 2-B attached hereto, as applicable.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF MANO, MANO I AND KBMC

         Each of MANO, MANO I and KBMC represents and warrants to the Purchaser as follows:

         Section 3.1 Organization and Qualification. Each of MANO I, Manischewitz and MANO Holdings II, LLC ("MANO II") is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite limited liability company power to own and lease its properties and assets and to carry on its business as now being conducted, and is duly qualified as a foreign limited liability company in good standing in each foreign jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each of MANO and MANO, Inc., a Delaware corporation ("MANO, Inc."), is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power to own and lease its properties and assets and to carry on its business as now being conducted and is duly qualified as a foreign corporation and is in good standing in each foreign jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Except for the recapitalization of Manischewitz completed in May 1996 and as set forth on Schedule 3.1 attached hereto, MANO has never conducted and presently does not conduct any business activity other than the direct ownership of the MANO Interests. Except for the recapitalization of Manischewitz completed in May 1996, MANO I has never conducted and presently does not conduct any business activity other than the direct ownership of equity interests in Manischewitz, MANO, Inc. and MANO II. MANO, Inc. has never conducted and presently does not conduct any business activity other than the direct ownership of an equity interest in MANO II. MANO II has never conducted and presently does not conduct any business activity other than the direct ownership of an equity interest in Manischewitz. Schedule 3.1 attached hereto sets forth a list of each Subsidiary of MANO, MANO I, Manischewitz, MANO, Inc. and MANO II and each of their Subsidiaries. Except as set forth on Schedule
3.1 attached hereto, none of MANO, MANO I, Manischewitz, MANO, Inc., MANO II or any of their Subsidiaries is a party to any agreement or has obligation to issue any equity interest or is a party to any agreement or has any obligation or option, warrant or other right to acquire any equity interest in any Person. Except as set forth on Schedule 3.1 attached hereto, no Person has any option, warrant or other right to acquire any equity interest in MANO, MANO I, Manischewitz, MANO, Inc., MANO II or any of their Subsidiaries. MANO, MANO I and KBMC, as applicable, have heretofore delivered to the Purchaser true, correct and complete copies of the Certificate of Incorporation and By-laws of MANO and MANO, Inc., the Partnership Agreement of KBMC, the Certificates of Formation and Operating Agreements of MANO I, Manischewitz and MANO II and the minute books of MANO, MANO, Inc., MANO I, Manischewitz and MANO II.

         Section 3.2 Authorization. Each of MANO and MANO I has the corporate or limited liability company power and authority, as applicable, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Each of MANO, MANO I, Manischewitz and their respective Subsidiaries have the corporate or limited liability company power and authority, as applicable, to execute, deliver and perform all other agreements, certificates, documents and instruments to be executed, delivered and performed by them as contemplated by this Agreement. The execution, delivery and performance of this Agreement and the other Seller Documents by each such Person has been duly authorized, where applicable, and this Agreement and the other Seller Documents constitute the legal, valid and binding obligation of each such Person who is a party thereto, as applicable, enforceable against such Person in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally.

         Section 3.3 Financial Data.

                     (a) Attached hereto as Schedule 3.3(a) are true, correct and complete copies of Manischewitz's and its predecessor's audited consolidated balance sheets and related statements of income and cash flows and statement of changes of members' equity (together with the related notes) as of and for the fiscal years ended July 31, 1997, 1996 and 1995 and its unaudited consolidated balance sheet and related statements of income, cash flows and changes in members' equity (together with the related notes) as of and for the six (6) month period ended January 31, 1998 (collectively, the "Financial Statements"). The Financial Statements (i) fairly present the financial position of Manischewitz and its consolidated Subsidiaries as of the dates thereof and the results of its operations, members' equity and cash flows for each of the periods then ended; (ii) have been prepared in accordance with GAAP; and (iii) in the case of unaudited interim Financial Statements as of and for the six (6) month period ended January 31, 1998, have been prepared from and are in agreement with the books and records of Manischewitz and its Subsidiaries and in accordance with GAAP and shall include all adjustments, consisting only of normal recurring accruals which the management of Manischewitz and its consolidated Subsidiaries believe is necessary for a fair presentation of Manischewitz's consolidated financial position. Except as set forth on Schedule 3.3(a) attached hereto, since July 31, 1995, there have been no significant change in any accounting (including Tax accounting) policies, practices or procedures of Manischewitz.

                     (b) Attached hereto as Schedule 3.3(b) are true, correct and complete copies of the combined Financial Statements of MANO and KBMC which contains the audited combined balance sheets and related statements of income, cash flows and changes in equity (together with the related notes) of MANO and KBMC as of and for the fiscal years ended July 31, 1997 and 1996 (the "Combined Statements"). The Combined Statements (i) fairly present the financial position of MANO and KBMC as of the dates thereof and the results of their operations, cash flows and changes in equity for each of the periods then ended; and (ii) have been prepared in accordance with GAAP. Except as set forth on Schedule 3.3(b) attached hereto, since July 31, 1996, there have been no significant change in any accounting (including Tax accounting) policies, practices or procedures of MANO or KBMC.

         Section 3.4 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.4 attached hereto, none of Manischewitz, MANO, MANO I, KBMC or any of their Subsidiaries have any liabilities or obligations, except those set forth or adequately reserved against on the face of the audited consolidated balance sheet (or disclosed in the notes thereto) for the fiscal year ended

July 31, 1997 or the unaudited consolidated balance sheet of Manischewitz and its consolidated Subsidiaries as of January 31, 1998, or the audited combined balance sheet of MANO and KBMC as of July 31, 1997 contained in the Combined Statements (or disclosed in the notes thereto), as applicable, or which have been incurred in the ordinary course of business since January 31, 1998, in the case of Manischewitz and its Subsidiaries, and July 31, 1997, in the case of MANO and KBMC on a combined basis, and which would not have a Material Adverse Effect or would not materially impair, hinder or adversely affect the ability of any of the Sellers to consummate the transactions contemplated hereby. For purposes of this Agreement, all references to liabilities shall include, without limitation, all liabilities, whether direct or indirect, absolute, contingent or matured, and liquidated or unliquidated.

         Section 3.5 No Material Adverse Effect. Since July 31, 1995, there has been no: (i) Material Adverse Effect or (ii) any property damage or destruction, individually, or in the aggregate, resulting in a loss or cost to MANO, MANO I, Manischewitz or any of their Subsidiaries of more than $100,000 not covered by insurance, other than as set forth on Schedule 3.23.

         Section 3.6 Capitalization; Ownership.

                     (a) The MANO Interests and the KBMC Interests constitute all of the outstanding membership interests of MANO I, and together with the Options constitute all of the outstanding equity interests of MANO I. The Capital Stock constitutes all of the issued and outstanding capital stock of MANO. The issued and outstanding equity interests of each Subsidiary of MANO, MANO I or Manischewitz is set forth on Schedule 3.6 attached hereto (indicating the owner thereof), all of which is held by MANO, MANO I or another Subsidiary of MANO, MANO I or Manischewitz free and clear of all Liens, other than the Liens indicated on Schedule 3.6, all of which will be terminated and released on or prior to the Closing.

                     (b) MANO legally and beneficially owns the MANO Interests free and clear of any Liens, other than Permitted Liens. The KBMC Interests and the MANO Interests constitute all of the outstanding Membership Interests in MANO I. Each of the Optionholders has the right to acquire the membership interests in MANO I set forth opposite such Optionholder's name as set forth on Schedule B attached hereto. Except for the Options or the right of first refusal set forth on Schedule 3.1, there are no outstanding options, warrants, rights or other securities giving the owner the right to acquire or receive (upon exchange, conversion or otherwise) any membership interests or equity interest in MANO I. MANO I legally and beneficially owns 99% of the outstanding equity interests of Manischewitz, 99% of the outstanding equity interests in MANO II, 100% of the outstanding capital stock of MANO Inc., and MANO Inc. legally and beneficially owns 1% of the outstanding equity interests of MANO II, and MANO II legally and beneficially owns 1% of the outstanding equity interests of Manischewitz.

                     (c) At the Closing, upon payment of the Purchase Price, the Purchaser will acquire all right, title and interest in the KBMC Interests and the Capital Stock free and clear of all Liens. Each of the Options will be cancelled immediately prior to the Closing in consideration of the issuance by MANO I of a Promissory Note to each of the Optionholders in an amount set forth opposite such Optionholder's name on Schedule B attached hereto less the Optionholder's pro rata portion of the amounts set forth in clauses (iv), (v) and (vi) of Section 2.2, net of applicable withholding Taxes, and as further adjusted upward or downward based upon the pro rata portion of the Optionholder's share of the actual amount contemplated by clause (i) of
Section 2.2 as compared to the estimate of such amount which was used in calculating the amount set forth on Schedule B.

         Section 3.7 Consents and Authorizations.

                     (a) Except as set forth in Schedule 3.7(a) attached hereto, the execution, delivery and performance of this Agreement and the other Seller Documents by such parties, as applicable, and the consummation of the transactions contemplated hereby will not, (i) violate any provision of the respective organizational and charter documents of MANO, MANO I, Manischewitz or any of their Subsidiaries or any Seller, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness or Contract to which MANO, MANO I, Manischewitz or any of their Subsidiaries or any Seller is a party or by which any of them or any of their properties or assets may be bound or otherwise subject or (iii) violate or contravene any Legal Requirement applicable to MANO, MANO I, Manischewitz or any of their Subsidiaries or any Seller or any of their properties or assets; except in the case of clauses (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect or would not materially impair, hinder or adversely affect the ability of any of the Sellers to consummate the transactions contemplated hereby.

                     (b) Except as set forth in Schedule 3.7(b) attached hereto, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity or Regulatory Authority or any other
Person is required in connection with the execution, delivery and performance of this Agreement or the other Seller Documents by any of MANO, MANO I, Manischewitz, any of their Subsidiaries or the Sellers or the consummation of the transactions contemplated hereby, except for (i) filings with the Federal Trade Commission and with the Department of Justice pursuant to the HSR Act, and (ii) such other consents, Authorizations, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect or would not materially impair, hinder or adversely affect the ability of any of the Sellers to consummate the transactions contemplated hereby.

         Section 3.8 Litigation; Governmental Investigations; etc. Schedule
3.8 attached hereto contains a true, correct and complete list of all actions, suits, proceedings (including, without limitation, all arbitrations and alternative dispute resolution proceedings), claims or governmental investigations pending or, to the Knowledge of the Sellers, MANO, MANO I and Manischewitz, threatened against MANO, MANO I, Manischewitz or any of their Subsidiaries, any of their respective properties or assets, or any of their respective directors, managers, officers or Key Employees, in each case at any time during the last three (3) years (excluding personal injury claims and worker's compensation claims which are adequately covered by insurance and claims, actions, suits or proceedings where the claim for relief is in monetary damages and is for less than $10,000). Except as set forth in Schedule 3.8 attached hereto, there is no action, suit, investigation or other proceeding (including, without limitation, all arbitrations and alternative dispute resolution proceedings) of or before any Governmental Entity or Regulatory Authority or other Person pending or, to the Knowledge of the Sellers, MANO, MANO I and Manischewitz, threatened against MANO, MANO I, Manischewitz or any of their Subsidiaries or which relates to the transactions contemplated by this Agreement, nor does any of them have actual knowledge of any reasonable basis or set of circumstances for any such action, suit, investigation or other proceeding, the result of which could have a Material Adverse Effect or would materially impair, hinder or adversely affect the ability of any of the Sellers to consummate the transactions contemplated hereby. MANO, MANO I, Manischewitz and the Sellers have heretofore furnished to the Purchaser true, correct and complete copies of (i) all pleadings in, and material correspondence with respect to, the actions, suits, proceedings, claims or governmental actions set forth on Schedule 3.8; (ii) responses to accountant audit inquiry letters from attorneys of MANO, MANO I, Manischewitz and their Subsidiaries with respect to fiscal years ended July 31, 1995, 1996 and 1997; and (iii) insurance company loss run reports indicating the claim experience of Manischewitz in respect of personal injury, worker's compensation, product liability, general liability and automobile liability claims for the period from August 1, 1995 through January 31, 1998.

         Section 3.9 Compliance with Law. Except as set forth on Schedule 3.9 attached hereto, none of MANO, MANO I, Manischewitz or any of their Subsidiaries (or any of their respective properties, including, without limitation, any Leased Property) is in violation of any Legal Requirement of any Governmental Entity or Regulatory Authority or subject to, bound by or otherwise affected by any judgment, decree or order of any Governmental Entity or Regulatory Authority, except where any such violation or any such judgment, decree or order would not, individually or in the aggregate, have a Material Adverse Effect or would not materially impair, hinder or adversely affect the ability of any of the Sellers to consummate the transactions contemplated hereby. Except as set forth on Schedule 3.9 attached hereto, each of MANO, MANO I, Manischewitz and each of their Subsidiaries has all Authorizations required or necessary to conduct its business as now being conducted or the use or ownership of its properties and assets, including, without limitation, the use and occupancy of the Owned Property and the Leased Property, except where the failure to own, hold or possess such Authorizations would not, individually or in the aggregate, have a Material Adverse Effect or would not materially impair, hinder or adversely affect the ability of any of the Sellers to consummate the transactions contemplated hereby. Except as set forth on Schedule 3.9 attached hereto, all such Authorizations are renewable by their terms in the ordinary course of business without any payments and none of such Authorizations will be adversely affected by the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. MANO, MANO I, Manischewitz and the Sellers have furnished to the Purchaser true, correct and complete copies of all material Authorizations.

         Section 3.10 Taxes.

                      (a) Except as set forth on Schedule 3.10(a) attached hereto:

                              (i) MANO, MANO I, Manischewitz and each of their
Subsidiaries have duly and timely filed or caused to be filed all Tax Returns required to be filed by, including or relating to MANO, MANO I, Manischewitz or any of their Subsidiaries with respect to all periods ending on or prior to the date hereof, which Tax Returns are true, correct and complete in all material respects;

                              (ii) MANO, MANO I, Manischewitz and each of
their Subsidiaries have duly and timely paid all Taxes due and payable on or before the date hereof and shall have duly and timely paid for all Taxes due on or before the Closing Date, and have properly accrued on their financial statements and books and records in accordance with GAAP, all Taxes in respect of all periods up to and including the date hereof that are not yet payable, and as of the Closing Date shall have so accrued all Taxes in respect of all periods up to and including the Closing Date that will not be payable as of the Closing Date;

                              (iii) MANO, MANO I, Manischewitz and each
of their Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes;

                              (iv) no Governmental Entity or Regulatory
Authority has proposed, asserted or assessed (tentatively or otherwise) any adjustment that could reasonably be expected to result in an additional Tax for which MANO, MANO I, Manischewitz or any of their Subsidiaries is or may be liable that has not been settled and paid;

                              (v) there is no pending, proposed or, to
the knowledge of MANO, MANO I and Manischewitz, threatened audit, examination, investigation, dispute, deficiency assessment, refund litigation, claim, or other administrative or judicial proceeding (collectively, "Proceeding") relating to any Tax for which MANO, MANO I, Manischewitz or any of their Subsidiaries is or may be liable;

                              (vi) all Tax Returns of, including or
relating to MANO, MANO I, Manischewitz or any of their Subsidiaries through the period ended July 31, 1994 have been examined by appropriate Governmental Entity or Regulatory Authority, or the applicable statute of limitations for the assessment of Taxes for such periods have expired;

                              (vii) there are no agreements or consents
in effect to waive or extend (x) the time within which to file any Tax Return of MANO, MANO I, Manischewitz or any of their Subsidiaries in respect of any tax period which has not since been filed or (y) the statute of limitations with respect to any Tax for which MANO, MANO I, Manischewitz or any of their Subsidiaries is or may be liable;

                              (viii) there are no powers of attorney in
effect relating to any Tax for which MANO, MANO I, Manischewitz or any of their Subsidiaries is or may be liable in any Post-Closing Period or Post-Closing Portion of a Straddle Period;

                              (ix) there are no closing agreements
within the meaning of Section 7121 of the Code or any similar provision of applicable law, ruling requests, requests to consent to change a method of accounting, Code Section 481 adjustments, subpoenas or requests for information with or by any Governmental Entity or Regulatory Authority that could reasonably be expected to affect any Tax for which MANO, MANO I, Manischewitz or any of their Subsidiaries is or may be liable in any Post-Closing Period or Post-Closing Portion of a Straddle Period;



                              (x) none of MANO, MANO I, Manischewitz or any of
their Subsidiaries has or will have as of the Closing Date any material liability for Taxes in excess of the amounts paid or reserves or accruals established therefor on its books and records;

                              (xi) neither MANO or any corporate Subsidiary of
MANO or MANO I is or has ever been included in any consolidated, combined or unitary Tax Return;

                              (xii) none of the transactions contemplated by
this Agreement (including, without limitation, the redemption of the Options and the payment of the management bonuses contemplated hereby) will result in MANO, MANO I, Manischewitz or any of their Subsidiaries making or being required to make any payment that would not be deductible by reason of Section 280G of the Code (taking into account all other payments to any "disqualified individual" within the meaning of Section 280G of the Code); and

                              (xiii) none of MANO, MANO I, Manischewitz
or any of their Subsidiaries has any "tax-exempt use property" or "tax-exempt bond financed property" within the meaning of Section 168(h) and (g), respectively, of the Code.

                     (b) Neither MANO or any corporate Subsidiary of MANO or MANO I (i) is or has ever been a "consenting corporation" within the meaning of Section 341(f) of the Code or (ii) has ever made or been required to make an election under Section 338 of the Code. None of the assets of MANO, MANO I, Manischewitz or any of their Subsidiaries is required to be treated as being owned by any other Person pursuant to the "safe harbor" leasing provisions of
Section 168(g)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions. None of MANO, MANO I, Manischewitz or any of their Subsidiaries is a party to any Tax sharing or similar agreement, arrangement or understanding.

                     (c) MANO elected to be treated as an S corporation for federal income Tax purposes for its tax year beginning August 1, 1996 and such election has been and will be effective continuously from such date through and including the Closing Date. New Jersey is the only other jurisdiction in which MANO elected to be treated as an S corporation (or its equivalent under applicable law), which election is effective as of August 1, 1996. Such election has been and will be effective continuously from its effective date through and including the Closing Date. MANO is automatically treated as an S corporation (or its equivalent) in Illinois effective as of August 1, 1996, without filing any separate election. Such status will be effective continuously from its effective date through and including the Closing Date.

                     (d) MANO I, Manischewitz, and each Subsidiary of MANO, MANO I or Manischewitz that is in the form of an unincorporated entity (including, without limitation, a limited liability company) is and has since its formation been a partnership for federal, state and local income and franchise Tax purposes.

                     (e) Schedule 3.10(e) attached hereto sets forth a list of each jurisdiction in which MANO, MANO I, Manischewitz or any of their Subsidiaries files or is presently required to file a Tax Return and the type of Tax Return filed, and except as set forth thereon, no Governmental Entity or Regulatory Authority where such entity does not file a Tax Return with respect to a particular Tax has made a claim or assertion that such entity is subject to such Tax in such jurisdiction or is required to file a Tax Return with respect to such Tax in such jurisdiction.

                     (f) The Purchaser has been provided true, correct and complete copies of all Tax Returns filed by, including or relating to MANO, MANO I, Manischewitz or any of their Subsidiaries for all tax periods ending after July 31, 1994, as well as true, correct and complete copies of each audit report relating to any proposed adjustments which, if correct, would increase any Tax for which MANO, MANO I, Manischewitz or any of their Subsidiaries is or may be liable in any period ending after July 31, 1994, as well as the resolution thereof.

                     (g) Schedule 3.10(g) attached hereto sets forth for each of MANO, MANO I, Manischewitz and each of their Subsidiaries a list of each material Tax election made and/or in effect with respect to each such entity.

        Section 3.11 Employee Benefit Plans.

                     (a) MANO I has made available to the Purchaser true and complete copies of each pension, profit-sharing, bonus, incentive, deferred compensation, severance pay, retirement or other material employee benefit plan, agreement or arrangement within the meaning of Section 3(3) of ERISA and any other material pay practices, currently maintained or contributed to by MANO, MANO I, Manischewitz or any of their Subsidiaries for the benefit of any of its employees (collectively, the "Plans"), all of which are set forth on Schedule 3.11 attached hereto.

                     (b) Except as set forth on Schedule 3.11 attached hereto, each such Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (i) is being operated and administered in compliance with Section 401(a) of the Code, except where any such failure to comply would not have a Material Adverse Effect, and a current favorable determination letter has been obtained from the IRS for such Plan; (ii) no such Plan is subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA or is otherwise subject to Title IV of ERISA;
(iii) except where such events would not, individually or in the aggregate, have a Material Adverse Effect, there has been no non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code involving the assets of such Plan; (iv) all required employer contributions to such Plan have been made (or, in the case of contributions not yet due, have been accrued on the financial statements and books and records of MANO, MANO I, Manischewitz or their Subsidiaries); (v) MANO, MANO I and Manischewitz have furnished to the Purchaser, as to each such Plan, a true, correct and complete copy of (x) the most recent annual report (Form 5500) filed with the IRS and (y) each plan, trust agreement, summary plan description, group annuity contract and insurance contract, if any, relating to such Plan; and (vi) each such Plan has been administered in compliance with ERISA and the terms of such Plan, except where any such failure to comply would not have a Material Adverse Effect.

                     (c) Except as set forth on Schedule 3.11 attached hereto, each such Plan that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA (i) is being operated and administered in accordance with its terms, ERISA and the Code except where any such failure to comply would not have a Material Adverse Effect; (ii) except where such events would not, individually or in the aggregate, have a Material Adverse Effect, there has been no non-exempt, "prohibited transaction" within the meaning of
Section 406 of ERISA or Section 4975 of the Code involving the assets of such Plan; (iii) all required employer contributions to such Plan, if any, have been made, or in the case of contributions not yet due, have been accrued on the financial statements and records of Manischewitz; (iv) MANO, MANO I and Manischewitz have furnished to the Purchaser as to each such Plan a true and correct copy of (x) the most recent annual report (Form 5500) filed with the IRS and (y) each plan, trust agreement, summary plan description, group annuity contract, insurance contract and administrative services contract, if any, relating to such Plan and (z) except for continuation requirements under applicable law, has no obligation to provide benefits to retired or former employees.

                     (d) Except as set forth on Schedule 3.11 attached hereto, none of MANO, MANO I, Manischewitz or any of their Subsidiaries (i) has any actual or potential withdrawal liability with respect to any multiemployer plan (within the meaning of Section 3(37) of ERISA) (a "Multiemployer Plan"),
(ii) has failed to make contributions or pay any premiums required by the terms of any Multiemployer Plan or applicable law, or would incur any actual or potential withdrawal liability as a result of this Agreement, or (iii) has any obligation to provide any welfare benefits under a multiemployer welfare plan to retired or former employees other than continuation of coverage required by applicable law.

                     (e) Except as set forth in Schedule 3.11 attached hereto, none of MANO, MANO I, Manischewitz or any of their Subsidiaries has any actual or potential liability under any employee benefit plans (within the meaning of Section 3(3) of ERISA) that were previously maintained by MANO, MANO I, Manischewitz or any such Subsidiary.

                     (f) Except as set forth on Schedule 3.11 attached hereto, the execution, delivery and performance of this Agreement will not create a liability for payments, distributions or reimbursements to participants or beneficiaries under such Plans.

                     (g) Contributions to Multiemployer Plans have only been made on employees eligible to participate in the Multiemployer Plans under the terms of the Multiemployer Plans or any agreements relating thereto. Except as disclosed on Schedule 3.11, no Multiemployer Plan has conducted a payroll audit since January 1, 1996 and there is no scheduled payroll audit. Each of MANO, MANO I, Manischewitz and each of their Subsidiaries, as applicable, has maintained all payroll records for which the applicable statute of limitations for the collection of contributions by a Multiemployer Plan has not expired. Except as disclosed on Schedule 3.11, none of MANO, MANO I, Manischewitz or any of their respective Subsidiaries has any obligation to provide retiree medical benefits to any employee or former employee.

         Section 3.12 Intellectual Property Matters etc. Set forth on Schedule
3.12 attached hereto is a list of all registered and all material unregistered Intellectual Property Rights, specifying as to each: (a) the nature of the Intellectual Property Right; (b) the user of the Intellectual Property Right; and (c) all licenses, sublicenses and other agreements (true and correct copies of all such licenses, sublicenses and agreements have been furnished to the Purchaser) to which MANO, MANO I, Manischewitz or any of their Subsidiaries is a party relating in any manner to any Intellectual Property Right, including, without limitation, any license or agreement granting a third party any Intellectual Property Right, including, without limitation, the right to use the name "Manischewitz". Except as set forth on Schedule 3.12 attached hereto, there are no royalties, fees or other amounts payable by MANO, MANO I, Manischewitz or any of their Subsidiaries with respect to any of the Intellectual Property Rights. MANO, MANO I, Manischewitz and each of their Subsidiaries have ownership and use (free and clear of all Liens, other than Permitted Liens) or rights by license, lease or other agreement to use (free and clear of all Liens, other than Permitted Liens and licenses to third parties which are set forth on Schedule 3.12 attached hereto) the Intellectual Property Rights that are necessary to permit the conduct of their business and operations as presently conducted. No present or former employee of any of MANO, MANO I, Manischewitz or any of their Subsidiaries owns or has a propriety or financial interest, directly or indirectly, in any of the Intellectual Property Rights. None of MANO, MANO I, Manischewitz or any of their Subsidiaries is a party in any pending or, to the Knowledge of the Sellers, MANO, MANO I or Manischewitz, threatened action, suit or other proceeding that involves a claim of infringement of any Intellectual Property Right.

         Section 3.13 Computer Software. MANO, MANO I, Manischewitz and each of their Subsidiaries has such title or right to use by license, lease or other agreement to use (free and clear of all Liens) the computer software, including, without limitation, databases, application software which is used by any of them in the conduct of its business and operations. Such computer software performs in accordance with the documentation and written material used in connection therewith, in all material respects, free from any material defects, is in machine readable form and contains the current supportable version of such computer software.

         Section 3.14 Real Property.

                      (a) Schedule 3.14(a) attached hereto sets forth a true, correct and complete list of all real property owned by MANO I, Manischewitz or any of their Subsidiaries (each an "Owned Property"). Each of MANO I, Manischewitz or one of their Subsidiaries has good and marketable fee title to the Owned Properties, free and clear of all Liens, easements, restrictive covenants, rights-of-way and other encumbrances, whether or not of record ("Encumbrances") other than (i) Encumbrances that are disclosed on Schedule 3.14(a); and (ii) Liens for real estate taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof and for which appropriate reserves have been established to the extent required by GAAP.

                      (b) Schedule 3.14(b) attached hereto sets forth a true, correct and complete list (including, without limitation, all amendments of all leases and subleases (as amended, collectively, called the "Leases")) of all real property under which MANO I, Manischewitz or any of their Subsidiaries (each such real property a "Leased Property") is a landlord, tenant or subtenant. Each of MANO I, Manischewitz or a Subsidiary of any of the foregoing has (assuming good title in the landlord) a valid leasehold interest in the Leased Properties, in each case free and clear of all Liens other than Permitted Liens and the Leases are in full force and effect and enforceable in accordance with their respective terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally.

                      (c) There are no eminent domain proceedings pending or, to the Knowledge of the Sellers, MANO, MANO I or Manischewitz, threatened against any Owned Property or Leased Property.

                      (d) MANO and MANO I do not have any interest in any real property.

                      (e) True, correct and complete copies of the Leases have been delivered to the Purchaser by MANO, MANO I and Manischewitz. Except as set forth in Schedule 3.14(b) attached hereto, the Leases have not been amended or modified. Except as set forth in Schedule 3.14(b), the tenant or subtenant (as applicable) under each Lease (i) has not assigned, pledged or otherwise transferred, and has not sublet the premises demised by, such Lease and (ii) is in exclusive possession of the premises demised by such Lease. There are no defaults by any lessee or lessor under any Lease. To the Knowledge of the Sellers, MANO, MANO I or Manischewitz, no event has occurred or failed to occur which, with the giving of notice or the passage of time, or both, would constitute a default under any Lease. No security deposit is being held under any Lease. There is no material dispute under any Lease. All brokerage commissions payable by MANO, MANO I, Manischewitz or any of their Subsidiaries with respect to any Lease have been fully paid.

                      (f) There are no pending or, to the Knowledge of MANO, MANO I, Manischewitz or any of their Subsidiaries, contemplated, zoning changes, "floor area ratio" changes, variances, special zoning exceptions, conditions or agreements affecting or which could reasonably be expected to adversely affect any Owned Property or any Leased Property.

                      (g) No assessments or special assessments have been levied since July 31, 1995 or, to the Knowledge of MANO, MANO I, Manischewitz or any of their Subsidiaries, are contemplated or pending against any Owned Property or any Leased Property.

                      (h) Public utilities currently serve all utility requirements of all Owned Property and all Leased Property. All such public utilities are installed and operating and all installation and connection charges have been paid for in full.

         Section 3.15 Environmental Matters. Except as set forth on Schedule
3.15 attached hereto:

                      (a) MANO, MANO I, Manischewitz and each of their Subsidiaries is in compliance with all Environmental Laws and Environmental Permits, except to the extent that failure to comply with all Environmental Laws and Environmental Permits would not, individually or in the aggregate, have a Material Adverse Effect or would not materially impair, hinder or adversely affect the ability of any of the Sellers to consummate the transactions contemplated hereby;

                      (b) No Site is a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., or is a current or ever was listed or, to the Knowledge of MANO, MANO I, Manischewitz or any of their Subsidiaries is a proposed Environmental Clean-up Site;

                      (c) None of MANO, MANO I, Manischewitz or any of their Subsidiaries has received any written notice with respect to any of them or any Site from any Governmental Entity or Regulatory Authority or other Person alleging that any of them is not in material compliance with any Environmental Law or Environmental Permit, and none of them has received any written notice or request for information with respect to, and has not been designated a responsible or potentially responsible party for, remedial action, response costs or investigation;

                      (d) There has been no Release of a Hazardous Substance at, from, in, to, on or under any Site and no Hazardous Substance is present in, on, about or migrating to or from any Site that could reasonably be expected to give rise to any Environmental Claim against MANO, MANO I, Manischewitz or any of their Subsidiaries;

                      (e) There are no pending or outstanding corrective actions requested, required or being conducted by any Governmental Entity or Regulatory Authority for the investigation, remediation or cleanup of any Site, and there have been no such corrective actions, whether still pending or otherwise, that could reasonably be expected to have a Material Adverse Effect or would materially impair, hinder or adversely affect the ability of any of the Sellers to consummate the transactions contemplated hereby;

                      (f) Each of MANO, MANO I, Manischewitz and their Subsidiaries has obtained and holds all Environmental Permits necessary for the operation of its business as presently conducted;

                      (g) There are no past, pending or, to the Knowledge of MANO, MANO I, Manischewitz or any of their Subsidiaries, threatened Environmental Claims against any of MANO, MANO I, Manischewitz or any of their Subsidiaries, and none of the Sellers, MANO, MANO I or Manischewitz has actual knowledge of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against any of MANO, MANO I, Manischewitz or any of their Subsidiaries, which, individually or in the aggregate, could have a Material Adverse Effect or would materially impair, hinder or adversely affect the ability of any of the Sellers to consummate the transactions contemplated hereby;

                      (h) None of MANO, MANO I, Manischewitz or any of their Subsidiaries, or any predecessor of any of them, or any entity previously owned by any of them, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Substance to any off-Site location which could reasonably be expected to result in an Environmental Claim against MANO, MANO I, Manischewitz or any of their Subsidiaries;

                      (i) There are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) friable asbestos containing material at any Site;

                      (j) Since July 31, 1993, there have been no Environmental investigations, studies, audits, tests, reviews or other analyses (which have been reduced to writing) conducted by, on behalf of, or which are in the possession of any of MANO, MANO I, Manischewitz or any of their Subsidiaries with respect to any Site or any transportation, handling or disposal of any Hazardous Substance (the Purchaser has been furnished with true, correct and complete copies of all such investigations, studies, audits, tests, reviews and other analyses);

                      (k) The transactions contemplated by this Agreement do not impose any obligations under any Environmental Law or Environmental Permit for Site investigation or cleanup or notification to or consent of any Governmental Entity or Regulatory Authority or any third parties; and

                      (l) There are no Liens (other than Permitted Liens) arising under or pursuant to any Environmental Law on any Site and, to the actual knowledge of MANO, MANO I, Manischewitz or any Subsidiary, there are no facts, circumstances, or conditions that could reasonably be expected to restrict, encumber, or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use, or transferability of any Site.

         Section 3.16 Personal Property. MANO, MANO I, Manischewitz and each of their Subsidiaries, as applicable, has good, valid and marketable title to the owned personal property owned by it, in each case free and clear of any and all Liens except for Permitted Liens. Schedule 3.16 attached hereto sets forth a list (including, without limitation, all amendments) of all Leases relating to personal property (the "Personal Property Leases"). MANO, MANO I and Manischewitz have furnished Purchaser with true, correct and complete copies of all Personal Property Leases. The Personal Property Leases are in full force and effect and are enforceable against MANO, MANO I, Manischewitz and each of their Subsidiaries in accordance with their respective terms. Except as set forth on Schedule 3.16 attached hereto, none of MANO, MANO I, Manischewitz or any of their Subsidiaries has assigned, pledged or otherwise transferred, or subjected, by consent or sufferance, to any Lien, and has not sublet the Personal Property leased under, any Personal Property Lease. No event has occurred or failed to occur nor does any circumstance or state of facts presently exist, which, with the giving of notice or the passage of time or both, would constitute a default under any Personal Property Lease, except for defaults which would not have a Material Adverse Effect. No lessor or lessee under any Personal Property Lease has exercised any option or right to: (i) cancel or terminate such Personal Property Lease or shorten the term thereof; (ii) lease additional Personal Property; (iii) reduce or relocate the Personal Property leased under such Personal Property Lease; (iv) purchase any Personal Property; or (v) renew or extend such Personal Property Lease. All machinery and equipment and other material personal property of MANO, MANO I, Manischewitz and each of their Subsidiaries (whether leased or owned) is in good operating condition and repair, subject to ordinary wear and tear.

         Section 3.17 Material Contracts. Schedule 3.17 attached hereto sets forth, as of the date hereof, a true, correct and complete list of all Contracts, to which any of MANO, MANO I, Manischewitz or any of their Subsidiaries (or any of their respective properties) is a party or bound which provides for or falls within any of the following categories (collectively, the "Material Contracts"):

                    (i) Contracts with a distributor, sales agent or manufacturer's representative;

                    (ii) collective bargaining arrangements with any labor union;

                    (iii) Contracts for capital expenditures or the acquisition or construction of fixed assets in excess of $50,000;

                    (iv) Contracts for the purchase or sale of inventory, materials, supplies, merchandise, machinery, equipment, parts or other property or services each of which involve, in the aggregate, the payment or receipt of more than $50,000 in any twelve (12) month period (other than standard inventory purchase orders executed in the ordinary course of business);

                    (v) Contracts relating to the borrowing of money or the issuance of any letter of credit, or the guaranty of another Person's indebtedness or Contracts of suretyship or relating to the repurchase of any goods or assets;

                    (vi) Contracts granting, or consenting to the existence of, any Lien in favor of any Person on all or any part of its properties or assets;

                    (vii) Contracts granting to any Person a right of first refusal, first offer, option or similar preferential right to purchase or acquire any of its properties, assets, securities or other equity;

                    (viii) Contracts under which it is (A) a lessee or sublessee of any machinery, equipment, vehicle (including fleet equipment) or other tangible personal property, or (B) a lessor of any personal property, in either case, requiring payments of more than $25,000 in any twelve (12) month period;

                    (ix) Contracts limiting, restricting or prohibiting it from conducting any business anywhere in the United States or elsewhere in the world;

                    (x) joint venture or partnership Contracts;

                    (xi) Contracts of employment or for the retention of consultants or the furnishing of services by any third party;

                    (xii) Contracts which indemnify any other Person or which provide for charitable contributions or which are in the nature of a severance agreement; or

                    (xiii) other Contracts requiring future payments in the aggregate of $100,000 or more which is otherwise material to MANO, MANO I, Manischewitz and their Subsidiaries, taken as a whole.

MANO, MANO I and Manischewitz have heretofore furnished to the Purchaser true, correct and complete copies of each of the Material Contracts, including, without limitation, all amendments or other modifications thereto. Except as set forth on Schedule 3.17 attached hereto, each Material Contract (assuming due authorization and execution by the counterparty to the Material Contract) is (i) in full force and effect; and (ii) a valid and binding obligation of MANO, MANO I, Manischewitz or any of their Subsidiaries, as applicable, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors' rights generally. Except as set forth in item 1 on Schedule 3.17 attached hereto, with regard to the distribution contracts listed in Schedule 3.17, there is no default under or breach by MANO, MANO I, Manischewitz or any of their Subsidiaries which (with or without notice or lapse of time or both) would constitute a default under any Material Contract and, to the Knowledge of MANO, MANO I, Manischewitz or any of their Subsidiaries there is no default under or breach by any counterparty to a Material Contract which (with or without notice or lapse of time or both) would constitute a default under any Material Contract and which could reasonably be expected to have a Material Adverse Effect. With respect to the various oral arrangements set forth on Schedule A to Schedule 3.17 attached hereto, all such arrangements (x) have been entered into by Manischewitz in the ordinary course of business and (y) are on terms and conditions no less favorable to Manischewitz as it otherwise obtains in arm's-length transactions with third parties.

         Section 3.18 Employee Relations. Within the last three (3) years, none of MANO, MANO I, Manischewitz or any of their Subsidiaries has experienced any strike, picketing, boycott, work stoppage or slowdown or other labor dispute, nor to the Knowledge of MANO, MANO I and Manischewitz is any such event threatened against any of them. Except as set forth on Schedule
3.18 attached hereto, there is no pending, or to the Knowledge of MANO and MANO I, Manischewitz or any of their Subsidiaries, any charge or complaint of unfair labor practice, employment discrimination or similar matters against MANO, MANO I, Manischewitz or any of their Subsidiaries. Since July 31, 1993, none of MANO, MANO I, Manischewitz or any of their Subsidiaries has incurred any liability under the Worker Adjustment and Retraining Notification Act. Except as set forth in Schedule
3.18 attached hereto, none of MANO, MANO I, Manischewitz or any of their Subsidiaries is a party to any collective bargaining agreement and no collective bargaining agent has been certified as a representative of any employees of any of them and no representation campaign or election is now in progress with respect to the employees of any of them.

         Section 3.19 Brokers. Except as set forth on Schedule 3.19 attached hereto, no broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MANO, MANO I, Manischewitz, any of their Subsidiaries, the Sellers or Optionholders. Any payment of such fee or commission shall be the sole responsibility of the Sellers.

         Section 3.20 Affiliate Transactions. Except as set forth on Schedule
3.20 attached hereto, none of MANO, MANO I, Manischewitz or any of their Subsidiaries is a party to any agreement or transaction with any Seller, Optionholder or any Affiliate of any Seller or Optionholder, other than in the ordinary course of business and upon terms at least as favorable to MANO, MANO I, Manischewitz and their Subsidiaries as would exist in an arm's-length transaction.

         Section 3.21 Receivables, Inventory and Payables. All accounts receivable, inventory and accounts payable of MANO I have arisen, and as of the Closing Date will have arisen, from bona fide transactions in the ordinary course of business consistent with past practice.

         Section 3.22 Letters of Credit. Except as set forth in Schedule 3.22 attached hereto, none of MANO, MANO I, Manischewitz or any of their Subsidiaries has outstanding letters of credit (whether documentary, standby or otherwise), or any obligation or responsibility in respect of any outstanding letter of credit (whether documentary, standby or otherwise) of any other Person, or any obligation in respect of any account party agreement or other similar financial arrangement with respect to any such letter of credit, or any obligation to cause any letter of credit to be issued.

         Section 3.23 Insurance. Schedule 3.23 attached hereto sets forth a true, correct and complete list of all policies of insurance of any kind or nature covering MANO, MANO I, Manischewitz or any of their Subsidiaries and which in any way relate to their respective business and operations (the "Insurance Policies"), including, without limitation, policies of life, fire, theft, casualty, product liability, workmen's compensation, business interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. All such Insurance Policies: (a) are with insurance companies reasonably believed to be financially sound and reputable and are in full force and effect; (b) are, to the Knowledge of MANO, MANO I, Manischewitz or any of their Subsidiaries, sufficient for compliance with all Legal Requirements and of all applicable agreements; (c) to the Knowledge of MANO, MANO I, Manischewitz or any of their Subsidiaries, are valid, outstanding and enforceable in accordance with their respective terms, and no notice or cancellation has been received and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any such Insurance Policies or could reasonably be expected to have an adverse effect on the coverage under any such Insurance Policies; (d) provide full insurance coverage for the assets, business and operations of Manischewitz and each of its Subsidiaries for all risks normally insured against by Persons carrying on similar businesses; and (e) all premiums due in respect of the Insurance Policies have been paid in full. The Purchaser has been furnished with true, correct and complete copies of such Insurance Policies, claims histories thereunder and all material correspondence with the insurance carriers of such Insurance Policies. Manischewitz and each Subsidiary shall maintain in full force and effect all such Insurance Policies and pay all premiums required to be paid to effectuate such maintenance through the Closing Date. None of MANO, MANO I, Manischewitz or any of their Subsidiaries (i) has performed or permitted any act or omission which would cause the insurance coverage provided in said policies to be reduced or canceled, or (ii) has received (and neither MANO I, Manischewitz nor any of their Subsidiaries has knowledge of) any notice or request from any insurance company or the Board of Fire Underwriters (or organization exercising functions similar thereto) requiring the performance of any work or canceling or threatening to cancel any of said policies. Except as set forth on Schedule 3.23, since July 31, 1993, none of MANO, MANO I, Manischewitz or any of their Subsidiaries (w) has been denied any insurance coverage which it has requested or made any material reduction in the scope or change in the nature of its insurance coverage, (x) has made any claim under any casualty insurance policy in excess of $50,000, (y) has actual knowledge of any casualty that has occurred for which such a claim in excess of $50,000 could have been made and which was not made, or (z) has assigned, pledged or otherwise transferred rights under such Insurance Policies. All liability insurance maintained by MANO, MANO I, Manischewitz or any of their Subsidiaries has been on an "occurrence" basis during the three
(3) year period prior to the Closing Date.

         Section 3.24 Conditions Affecting Manischewitz. Except as set forth on Schedule 3.24, to the actual knowledge of MANO, MANO I, Manischewitz and their Subsidiaries, there is no fact, development or threatened development with respect to the markets, products, customers, facilities, personnel, vendors, suppliers, operations, assets or prospects of MANO, MANO I, Manischewitz or any of their Subsidiaries which could reasonably be expected to have a Material Adverse Effect or would materially impair, hinder or adversely affect the ability of any of the Sellers to consummate the transactions contemplated hereby. Without regard to any action which may be instituted or taken by the Purchaser after the Closing, none of MANO, MANO I, Manischewitz or any of their Subsidiaries has actual knowledge of any fact or circumstances that would give any of them reason to believe that any employee, agent, customer, distributor or supplier or other arrangement materially advantageous to the business or operations of MANO, MANO I, Manischewitz or any of their Subsidiaries would be lost or damaged as a result of the consummation of the transactions contemplated hereby and would result in a Material Adverse Effect.

         Section 3.25 Management Fees. Except as set forth on Schedule 3.25 attached hereto, since July 31, 1997, Manischewitz has not paid any management fees to Kohlberg & Co., L.L.C. or any of its Affiliates.

         Section 3.26 Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT, NONE OF MANO, MANO I OR KBMC MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY

REPRESENTATION OR WARRANTY MADE BY ANY OTHER PERSON WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN AS SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER SELLER DOCUMENTS.
                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each of the Sellers, severally and not jointly, represents and warrants as to itself to the Purchaser as follows:

         Section 4.1 Existence and Organization. Each of KBMC and KBMC Management, L.P., the general partner of KBMC, is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. KBMC GP, Inc., the general partner of KBMC Management, L.P., is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. KBMC GP, Inc. has the requisite corporate power to execute and deliver this Agreement and the other Seller Documents on behalf of KBMC and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the other Seller Documents by KBMC GP, Inc. have been duly authorized by all necessary action on the part of KBMC GP, Inc., and this Agreement and other Seller Documents constitute the legal, valid and binding obligation of KBMC, enforceable against KBMC in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally.

         Section 4.2 Authorization. Each of the Sellers has the legal capacity and/or corporate or other power and authority, as applicable, to execute, deliver and perform this Agreement and the other Seller Documents to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement and the other Seller Documents by each of the Sellers have been duly authorized by all necessary action on the part of each Seller, where applicable, and this Agreement and other Seller Documents constitute the legal, valid and binding obligation of each such Seller, enforceable against each such Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally.

         Section 4.3 Consents and Authorizations.

                     (a) Except as set forth on Schedule 4.3(a), the execution, delivery and performance of this Agreement and the other Seller Documents by each Seller and the consummation of the transactions contemplated hereby will not, (i) violate any provision of the respective organizational and charter documents of any Seller, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness or other Contract to which any Seller is a party or by which any of them or any of their properties or assets may be bound or otherwise subject or (iii) violate or contravene any Legal Requirement applicable to any Seller or any of their properties or assets; except in the case of clauses (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse
Effect or would not materially impair, hinder or adversely affect the ability of any of the Sellers to consummate the transactions contemplated hereby.


                     (b) Except as set forth in Schedule 4.3(b) attached hereto, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity or Regulatory Authority or any other
Person is required in connection with the execution, delivery and performance of this Agreement by the Sellers or the consummation of the transactions contemplated hereby, except for (i) filings with the Federal Trade Commission and with the Department of Justice pursuant to the HSR Act, and (ii) such other consents, Authorizations, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect or would not materially impair, hinder or adversely affect the ability of any of the Sellers to consummate the transactions contemplated hereby.

         Section 4.4 Ownership.

                     (a) Each Stockholder legally and beneficially owns the number of shares of Capital Stock set forth opposite such Stockholder's name on Schedule A attached hereto free and clear of any Liens, other than Permitted Liens. KBMC legally and beneficially owns the KBMC Interests free and clear of any Liens, other than Permitted Liens.

                     (b) At the Closing, upon payment of the Purchase Price, the Purchaser will acquire all right, title and interest in the KBMC Interests and the Capital Stock free and clear of all Liens. The MANO Interests and the KBMC Interests constitute all of the outstanding Membership Interests.

         Section 4.5 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER KBMC NOR ANY STOCKHOLDER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY MADE BY ANY OTHER PERSON WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN AS SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER SELLER DOCUMENTS.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Sellers as follows:

         Section 5.1 Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the requisite corporate power to execute and deliver this Agreement and the other agreements, certificates, documents and instruments to be executed and delivered by the Purchaser at the Closing in connection herewith (the "Purchaser Documents") and to consummate the transactions contemplated hereby. The Purchaser is duly qualified as a foreign corporation in good standing in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not prevent or materially delay consummation of the transactions contemplated hereby.

         Section 5.2 Corporate Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the other Purchaser Documents and the consummation of the transactions contemplated hereby are within the corporate power of the Purchaser and have been duly authorized by all necessary corporate action. This Agreement and the other Purchaser Documents constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally.

         Section 5.3 Consents and Authorizations.

                     (a) Except as set forth on Schedule 5.3 attached hereto, the execution, delivery and performance by the Purchaser of this Agreement and the other Purchaser Documents and the consummation of the transactions contemplated hereby require no action by or in respect of, or any filing with or notice to or consent from or notice to or authorization from, any Governmental Entity or Regulatory Authority, or any other Person which, if not obtained or made, will prevent, materially delay or materially burden the transactions contemplated by this Agreement.

                     (b )Except as set forth in Schedule 5.3 attached hereto, the execution, delivery and performance of this Agreement and the other Purchaser Documents, and the consummation of the transactions contemplated hereby by the Purchaser will not (i) violate any provision of the Certificate of Incorporation or By-laws of the Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness or other Contract to which the Purchaser is a party or by which it or any of its properties or assets may be bound or otherwise subject or (iii) violate or contravene any Legal Requirement applicable to the Purchaser or any of its properties or assets; except in the case of clauses (ii) or (iii) for violations, breaches or defaults which would not have a material adverse effect on the Purchaser or would not materially impair, hinder or adversely affect the ability of the Purchaser to consummate the transactions contemplated hereby.

                     (c) Except as set forth in Schedule 5.3 attached hereto, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity or Regulatory Authority or any other
Person is required in connection with the execution, delivery and performance of this Agreement or the other Purchaser Documents by the Purchaser or the consummation of the transactions contemplated hereby, except for (i) filings with the Federal Trade Commission and with the Department of Justice pursuant to the HSR Act, and (ii) such other consents, Authorizations, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not have a material adverse effect on the Purchaser or would not materially impair, hinder or adversely affect the ability of the Purchaser to consummate the transactions contemplated hereby.

         Section 5.4 Financing. The Purchaser currently has sufficient funds on hand, or has sufficient borrowing availability or commitments from responsible financial institutions to enable the Purchaser to finance the consummation of the transactions contemplated hereby and to pay related fees and expenses.

         Section 5.5 Litigation. There are no claims, actions, suits, Authorizations, investigations, informal objections, complaints or proceedings pending against the Purchaser before any Governmental Entity or Regulatory Authority or any other Person, nor is the Purchaser subject to any order, judgment, writ, injunction or decree, except in either case for matters which will not prevent, or materially delay the consummation of the transactions contemplated hereby.

         Section 5.6 Securities Laws. The Purchaser is acquiring the KBMC Interests and Capital Stock for its own account and not with a view towards distribution in violation of applicable securities laws.

         Section 5.7 Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE PURCHASER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE SELLERS ACKNOWLEDGE AND AGREE THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY MADE BY ANY OTHER PERSON WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN AS SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER PURCHASER DOCUMENTS.

                                  ARTICLE VI

                                   COVENANTS

         Section 6.1 Conduct of Business. During the period from the date of this Agreement to the Closing Date (unless the Purchaser otherwise consents in writing, which consent the Purchaser may withhold in its sole discretion), MANO and MANO I shall, and MANO I shall cause Manischewitz and each Subsidiary (at their sole cost and expense) to (a) conduct their respective businesses in the ordinary course consistent with past practice, (b) exercise reasonable best efforts to preserve their present business organizations and relationships (including, without limitation, with distributors, customers, vendors and others) and all of the goodwill associated therewith, (c) exercise reasonable best efforts to keep available the services of its present employees, (d) exercise reasonable best efforts to preserve their material rights and franchises, and MANO and MANO I will not, and MANO I will use its reasonable best efforts not to permit Manischewitz or any Subsidiary to take any action that could reasonably be expected to have a Material Adverse Effect or would materially impair, hinder or adversely affect the ability of any of the Sellers to consummate the transactions contemplated hereby, (e) deliver to the Purchaser a copy of each written notice sent or received under any Lease or Personal Property Lease, (f) deliver to the Purchaser a copy of each written notice or communication from a Governmental Entity or Regulatory Authority, and (g) perform all material obligations under each Lease and Personal Property Lease and each Material Contract. Without limiting the generality of the foregoing, through the Closing Date, MANO and MANO I shall not and MANO I will cause Manischewitz and each Subsidiary not to, without the prior written consent of the Purchaser (which consent the Purchaser may withhold in its sole discretion):

                    (i) sell, pledge, transfer, dispose of or encumber or suffer or permit to exist any Lien (other than Permitted Liens) on any of their respective properties or assets, except for sales of inventory in the ordinary course of business consistent with past practices and sales of obsolete assets (other than any Owned Property, Lease or Leased Property) and of other assets in a manner consistent with past practices and sales which are concurrently replaced with similar assets;

                    (ii) except as otherwise required by applicable law or by any existing plan, arrangement or agreement, materially increase the compensation or benefits payable to any salaried employee of MANO, MANO I, Manischewitz or any of the Subsidiaries;

                    (iii) declare any dividends or make or pay any distributions on or with respect to the Capital Stock or Membership Interests, or repurchase or otherwise reacquire for value any Membership Interests, other than (x) distributions by MANO and MANO I to their stockholders and members, respectively, in an aggregate amount equal to forty percent (40%) of a number which shall be agreed to in good faith by the Purchaser and KBMC three (3) Business Days prior to the Closing, which number is intended to be an estimate of the taxable income of MANO and MANO I, respectively, from January 1, 1998 through and including the Closing Date; (y) distributions by Manischewitz and the Subsidiaries to enable MANO and MANO I to make the distributions described in clause (x) of this Section 6.1(iii); and (z) the cancellation of all of the Options, prior to the Closing Date in the manner contemplated hereby;

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

                    (iv) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase convertible securities or otherwise) any Membership Interest, share of Capital Stock or any stock or equity interest of any class or any other security;

                    (v) incur any indebtedness for borrowed money other than borrowings for working capital purposes under existing credit facilities in the ordinary course of business and consistent with past practices;

                    (vi) enter into, amend or terminate any Material Contract other than in the ordinary course of business and consistent with past practices, except as contemplated by Section 7.3(h), or take or fail to take any action within its reasonable control that constitutes a material breach of any Material Contract;

                    (vii) amend or modify any Plan, except as may otherwise be required by applicable law;

                    (viii) purchase any property or assets from any of the Sellers or their Affiliates;

                    (ix) make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in accordance with past practices and loans, advances and capital contributions to Subsidiaries consistent with past practices);

                    (x) enter into, adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any employee, or (except for normal increases in the ordinary course of business that are consistent with past practices), except for the cancellation of the Options in the manner contemplated by this Agreement and to pay concurrently with the Closing management bonuses in the aggregate amount of $500,000 in accordance with a Memorandum from legal counsel to the Sellers, MANO, MANO I to legal counsel to the Purchaser dated the date of this Agreement;

                    (xi) pay, discharge or satisfy before it is due any claim or liability, or fail to pay any such item in a timely manner, other than in the ordinary course of business consistent with past practices;

                    (xii) cancel any debts or waive any claims or rights of substantial value, other than in the ordinary course of business consistent with past practices;

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

                    (xiii) change any accounting principle, or method, practice or procedure, or make, amend or revoke any election for foreign, federal, state or local income Tax purposes;

                    (xiv) amend, waive, surrender or terminate or agree to the amendment, waiver, surrender or termination of any Lease, Contract or approval, other than in the ordinary course of business consistent with past practices;

                    (xv) exercise any right or option under any Lease or extend or renew any Lease or Contract, other than in the ordinary course of business consistent with past practices; or

                    (xvi) enter into any contract, agreement, commitment or arrangement to do, or take, or agree in writing or otherwise to take or consent to, any of the foregoing actions. In addition, during the period from the date of this Agreement through the Closing Date, the Stockholders shall not permit MANO to conduct any business activities other than the ownership of the MANO Interests and KBMC shall not conduct any business activities other than the ownership of the KBMC Interests.

         Section 6.2 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement.

         Section 6.3 Consents.

                     (a) Prior to the Closing, MANO, MANO I, Manischewitz and the Sellers shall use their respective reasonable best efforts, in as timely a manner as is reasonably practicable, to make all filings with, and obtain all consents, Authorizations, qualifications and orders from, all Governmental Entities and Regulatory Authorities and other Persons necessary or required to be obtained by MANO, MANO I, Manischewitz or the Sellers to consummate the transactions contemplated by this Agreement, all of which are set forth on Schedules 3.7(b) and 4.3(b) attached hereto.

                     (b) Prior to the Closing, the Purchaser shall use its reasonable best efforts, in as timely a manner as is reasonably practicable, to make all filings with and obtain all consents, Authorizations, qualifications and orders from, all Governmental Entities and Regulatory Authorities and other Persons necessary or required to be obtained by the Purchaser in order to consummate the transactions contemplated by this Agreement, all of which are set forth on Schedule 5.3(c) attached hereto.

                     (c) Each of the parties hereto shall furnish the other parties hereto such necessary information and reasonable assistance as such other parties may reasonably request in connection with Section 6.3(a) or
Section 6.3(b), as applicable.

         Section 6.4 HSR Filings. In addition to and without limiting anything contained in Section 6.3 hereof, MANO, MANO I, Manischewitz and the Sellers, on the one hand, and Purchaser, on the other hand, will (i) promptly take all actions necessary to make the filings required of them or any of their Affiliates under the HSR Act in respect of the transactions contemplated hereby; provided, that in any event the Purchaser shall cause its ultimate parent entity to make its required filing under the HSR Act within five (5) Business Days of the required filing under the HSR Act made by the ultimate parent entity of Manischewitz; (ii) comply at the earliest practicable date with any request for additional information or documentary material received by any of them, as applicable, or any of their Affiliates, from the Federal Trade Commission or Department of Justice pursuant to the HSR Act, (iii) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or Department of Justice or the attorneys general of any state; and (iv) use all commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Each of MANO, MANO I, Manischewitz and the Sellers, on the one hand, and Purchaser, on the other hand, shall promptly inform the other of any material communication received by such party from the Federal Trade Commission, Department of Justice or any other Governmental Entity or Regulatory Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the Federal Trade Commission, Department of Justice or any other Governmental Entity or Regulatory Authority in connection with the transactions contemplated hereby.

         Section 6.5 Limitation on Fees. Except for any payment set forth on
Schedule 3.25 attached hereto, none of MANO, KBMC, MANO I, Manischewitz or any Subsidiary shall pay any management fee or other fee to Kohlberg & Co., L.L.C. or any of its Affiliates.

         Section 6.6 Confidentiality; Access to Information. The Confidentiality Agreement shall remain in full force and effect and shall survive the execution and delivery of this Agreement and the termination of this Agreement for any reason whatsoever. Subject to the terms of the Confidentiality Agreement, from the date hereof through the Closing Date, MANO, MANO I, Manischewitz and each of their Subsidiaries, and each of their respective officers, directors, managers, employees, attorneys, accountants and other agents, shall afford the directors, officers, employees, agents, representatives and advisors of the Purchaser complete access at all reasonable times to its officers, employees, agents, properties, books, records and contracts, and shall furnish the Purchaser all financial, operating and other data and information relating to MANO, MANO I, Manischewitz and their Subsidiaries as the Purchaser may reasonably request.

         Section 6.7 Public Announcements. Prior to the Closing, MANO I, Manischewitz, the Sellers and their Affiliates, on the one hand, and the Purchaser and its Affiliates, on the other hand, shall not issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement, except as may be required by applicable law. After the Closing, only the Purchaser may issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement; provided that prior to issuing any such press release, making any such public statement or announcement which mentions or refers to the Sellers, the Purchaser obtains the prior consent of KBMC, which consent shall not be unreasonably withheld or delayed.

         Section 6.8 Further Assurances. Each of the parties hereto shall execute such documents and other instruments and perform such further acts as may be required or reasonably requested by any other party hereto to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall, on or prior to the Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including, without limitation, the execution and delivery of any documents, certificates, instruments or other papers and the obtaining of all consents and Authorizations that are required or necessary for the consummation of the transactions contemplated hereby.

         Section 6.9 Supplements. If to the actual knowledge of MANO, MANO I, Manischewitz, any of their Subsidiaries or the Sellers herein, any representation, warranty or statement made by any of them herein or any schedule or other Seller Document delivered to the Purchaser in connection herewith, shall be or become false or incorrect, MANO, MANO I, Manischewitz, any of their Subsidiaries or the Sellers, as applicable, shall deliver to the Purchaser a supplement in order that said representation, warranty, statement or schedule, as so supplemented, shall be true and correct. It is understood and agreed that the delivery of such a supplement to the Purchaser shall not in any manner constitute a waiver or limitation by the Purchaser of any of its rights under this Agreement or have any effect on the satisfaction of the condition set forth in Section 7.2 hereof.

         Section 6.10 No Solicitation. Prior to the Closing, none of MANO, MANO I, Manischewitz or any of the Sellers or any of their respective Affiliates will, directly or indirectly (including, without limitation, through bankers, investment bankers, attorneys or agents), solicit, initiate, facilitate or encourage (including, without limitation, by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving MANO, MANO I, Manischewitz or any of their Subsidiaries or KBMC or the acquisition of all or any of the Capital Stock or the assets of MANO, MANO I, Manischewitz or any of their Subsidiaries or KBMC (an "Acquisition Transaction") or negotiate, explore or otherwise engage in discussions with any Person (other than the Purchaser and its representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction.

         Section 6.11 Tax Matters.

                      (a)      The Sellers shall:

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

                                    (i) duly and timely file or cause to be
                  filed all Tax Returns required to be filed by, including or relating to MANO, MANO I, Manischewitz or any of their Subsidiaries, with respect to any Pre-Closing Period;

                                    (ii) duly and timely pay or cause to be
                  paid all Taxes with respect to any Pre-Closing Period and the Pre-Closing Portion of any Straddle Period that are required to be paid on or before the Closing Date, and with respect to all Taxes in respect of any Pre-Closing Period and the Pre-Closing Portion of any Straddle Period that are not yet payable shall properly accrue on its financial statements and books and records in accordance with GAAP for the payment of such amounts; and

                                    (iii) cause MANO, MANO I, Manischewitz and
                  their Subsidiaries to comply in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes in each Pre-Closing Period and Pre-Closing Portion of a Straddle Period.

                      (b) The Tax Returns referred to in subsection (a)(i) above shall be true, correct and complete in all material respects and shall be prepared on a basis consistent with prior Tax Returns filed by MANO, MANO I, Manischewitz or such Subsidiary, as the case may be, unless otherwise required by applicable law. None of MANO, MANO I, Manischewitz or any of their Subsidiaries shall make, amend or terminate any Tax election or change any Tax accounting method, practice or procedure without the Purchaser's prior written consent, unless required by applicable law. No Seller shall take, permit or fail to take any action that could reasonably be expected to result (i) in the termination or revocation of MANO's status as an S corporation (or its equivalent) under federal, state or local tax law (other than the consummation of the sale of Capital Stock of MANO to the Purchaser pursuant to this Agreement) or (ii) in a change in the status of MANO I, Manischewitz or any Subsidiary of MANO or MANO I that is an unincorporated entity (including, without limitation, a limited liability company), from that of a partnership for federal, state or local Income Tax purposes. Notwithstanding anything herein to the contrary, the Sellers shall cause MANO I, Manischewitz and each Subsidiary of MANO or MANO I that is a partnership for Income Tax purposes for the Tax period that includes the Closing Date to duly and timely make an election under Section 754 of the Code (and any similar provision of applicable law) on its Income Tax Returns for such period. The Sellers (i) shall cause to be prepared and duly and timely filed all Tax Returns relating to any excise, sales, use, real or personal property or other transfer, recording fees and charges and similar Taxes required to be filed as a result of any transaction contemplated by this Agreement and (ii) shall be solely responsible for such Taxes. The Sellers shall give the Purchaser a copy of each Tax Return referred to in Section 6.11(a) or (b), together with all related workpapers, for its review (but not approval) at least fifteen (15) Business Days in the case of an Income Tax Return and at least five (5)
Business Days in the case of any other Tax Return prior to filing such Tax Return. The Purchaser's receipt of any Tax Return, review and comments thereon shall not waive any right the Purchaser or its affiliates may have under this Agreement.

                      (c) Subject to the timely resolution of any disapproval by the Sellers' Designee with respect to the Pre-Closing Portion of a Straddle Period Tax Return as provided below in this Section 6.11(c) or 6.12(k), the Purchaser shall duly and timely file or cause to be filed all Tax Returns required to be filed by, including or relating to MANO, MANO I, Manischewitz or any of their Subsidiaries with respect to any Straddle Period. Such Tax Returns shall be true, correct and complete in all material respects and shall be prepared on a basis consistent with prior Tax Returns filed by MANO, MANO I, Manischewitz or such Subsidiary, as the case may be, unless otherwise required by applicable law. The Purchaser shall give the Sellers' Designee a copy of each Tax Return referred to in this
Section 6.11(c), together with all related workpapers, for review by the Sellers' Designee at least fifteen (15) Business Days in the case of an Income Tax Return and at least five (5) Business Days in the case of any other Tax Return prior to filing such Tax Return; provided that to the extent any such Tax Return relates to a Pre-Closing Portion of a Straddle Period, the Tax
Return shall also be subject to the approval of the Sellers' Designee, which approval shall not be unreasonably withheld; provided, further, if the Sellers' Designee fails to advise the Purchaser in writing of its disapproval of any such Tax Return within eight (8) days, in the case of an Income Tax Return, and within two (2) days, in the case of any other Tax Return, the Sellers' Designee shall be deemed to have accepted and approved such Tax
Return, which approval shall be final and may not be challenged at a later time. Such disapproval shall set forth in reasonable detail each specific item with which the Sellers' Designee disagrees, the reasons therefor and the Sellers' Designee's position with respect to such item. The Sellers'
Designee's receipt of any Tax Return, review and comments thereon shall not waive any right the Sellers (or the Sellers' Designee) may have under this Agreement. After the Closing, none of MANO, MANO I, Manischewitz or any of their Subsidiaries may file an amended Tax Return for any such entity with respect to any Pre-Closing Period without the prior consent of the Sellers' Designee, which consent shall not be unreasonably withheld.

                      (d) Any penalty or addition to tax in connection with the late filing of a Tax Return for a Straddle Period because of the inability of the Sellers' Designee and the Purchaser to resolve the Sellers' Designee's disapproval of items with respect to such Tax Return within sufficient time to timely file the Tax Return shall be borne by the parties in proportion to the relative differences between the Purchaser's position with respect to the Pre-Closing Portion of the Straddle Period as set forth on the Tax Return as furnished to the Sellers' Designee and the Sellers' Designee's position with respect thereto as set forth in the notice of disapproval from the position as resolved between the parties or by the Settlement Accountants pursuant to
Section 6.12(k).

                      (e) The Sellers and the Purchaser shall cooperate
(and shall cause their tax professionals to cooperate) with each other in connection with any Tax matter relating to MANO, MANO I, Manischewitz or any of their Subsidiaries, including, without limitation, furnishing information in connection with the preparation and filing of Tax Returns or the computation of any Tax.

         Section 6.12 Indemnification for Taxes.

                      (a) Each Seller shall jointly and severally indemnify the Purchaser, MANO, MANO I, Manischewitz, each of their Subsidiaries and their Affiliates and each Purchaser Indemnified Party (as such term is hereinafter defined) and hold them harmless, from and against (i) any and all Income Taxes for which MANO, MANO I, Manischewitz or any of their Subsidiaries

(or any predecessor company to any of the foregoing) is or may be liable (or for which the Purchaser is or may be liable as a result of its direct or of indirect ownership of any of the foregoing companies) in respect of a Pre-Closing Period or the Pre-Closing Portion of any Straddle Period, (ii) any increase in any Income Tax for which the Purchaser, MANO, MANO I, Manischewitz or any Subsidiary (or any predecessor company) is or may be liable resulting from the inability to deduct any amount in connection with any management bonuses contemplated hereby or any of the other transactions contemplated by this Agreement as a result of Section 280G of the Code, (iii) any increase in employment or withholding Tax for which the Purchaser, MANO, MANO I, Manischewitz or any Subsidiary (or any predecessor company) is or may be liable as a result of the cancellation of the Options by MANO I, the payment of the management bonuses contemplated hereby or any of the other transactions contemplated by this Agreement; provided, however, that there shall not be any double counting based upon the reduction of the Purchase Price already taken in account under clause (v) of Section 2.2 for the estimated increase in employment and withholding Tax as a result of the cancellation of Options and the payment of the management bonuses or amounts payable, if any, at Closing under the Kroll Letter Agreement, and (iv) in each case, any Loss in connection therewith, including, without limitation, all fees and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by the Purchaser, MANO, MANO I, Manischewitz, any of their Subsidiaries or their Affiliates in connection therewith or in enforcing any of their rights hereunder.

                      (b) The indemnity provided for in this Section 6.12:
(i) shall apply notwithstanding any investigation made by Purchaser in connection with the transactions contemplated by this Agreement; (ii) shall be separate and independent of any other indemnity provision contained herein;
(iii) anything in this Agreement to the contrary notwithstanding shall survive until three (3) months after the expiration of the applicable statute of limitations, including extensions or waivers thereof, for any such Taxes or other items; and (iv) shall not be limited to the Indemnification Limit (as such term is hereinafter defined).

                      (c) The Sellers designate Kohlberg & Co., L.L.C. (the "Sellers' Designee") to represent the Sellers and act on their behalf in connection with any Tax Claim (as defined below) or dispute relating to any Tax. The actions of the Sellers' Designee shall be considered the actions of all of the Sellers. The decisions, actions and inactions of the Sellers' Designee with respect thereto shall be final and binding on each of the Sellers and may be relied on by the Purchaser. Any fees or expenses of the Sellers' Designee shall be borne solely by the Sellers.

                      (d) Each Seller shall forward to the Purchaser within fifteen (15) days after receipt a copy of each written communication from any Governmental Entity or Regulatory Authority received by such Seller that relates to any Tax for which MANO, MANO I, Manischewitz or any of their Subsidiaries is or may be liable or any pending, proposed or threatened Proceeding relating to any such Tax (collectively, a "Tax Claim"). The Purchaser shall forward to the Sellers' Designee within fifteen (15) days after receipt a copy of each written communication from a Governmental Entity or Regulatory Authority received by it that relates to any Tax in respect of a Pre-Closing Period or the Pre-Closing Portion of any Straddle for which MANO, MANO I, Manischewitz or any of their Subsidiaries is or may be liable or any Tax Claim relating to any such

Tax. If a party fails to timely provide notice of a Tax Claim, such party shall not be entitled to indemnification for any Tax arising in connection with such Tax Claim, but only to the extent, if any, that such failure shall have actually adversely affected the indemnifying party's ability to defend against, settle, or satisfy any Proceeding for which the indemnified party is claiming indemnification under this Section 6.12 or Article IX.

                      (e) The Sellers' Designee shall have the right, at the option of the Sellers' Designee, to assume control of the defense of any Tax Claim that relates solely to Taxes of MANO, MANO I, Manischewitz or a Subsidiary of any of the foregoing for a Pre-Closing Period; provided, however, that, if such Tax Claim or the resolution thereof could reasonably be expected to have an adverse impact on the Tax liability (an "Adverse Tax Impact") of the Purchaser, MANO, MANO I, Manischewitz, any of their Subsidiaries or their Affiliates for any Post-Closing Period or Post-Closing Portion of a Straddle Period, the Sellers' Designee shall not agree to any settlement of such Tax Claim without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. Any determination of whether or not there could be an Adverse Tax Impact shall be made without regard to the Tax attributes (including, without limitation, any net operating loss or tax credit) of the Purchaser, MANO, MANO I, Manischewitz or any of their Subsidiaries or Affiliates other than (i) the Tax basis of its assets or
(ii) any Tax attributes arising as a result of the resolution of such Tax Claim. If the Sellers' Designee assumes control, it shall defend such Tax Claims in good faith and may use legal counsel selected by it, provided such legal counsel is reasonably acceptable to the Purchaser. The Sellers' Designee shall keep the Purchaser appraised as to the status of the Tax Claims and any proceedings with respect thereto, including, without limitation, the positions taken by the parties. The costs of such defense shall be borne solely by the Sellers. Notwithstanding the foregoing, the Purchaser (or its designee) shall have the right, at its expense, to participate in such defense, including, without limitation, to attend any meetings and to be represented by legal counsel selected by it; provided such legal counsel is reasonably acceptable to the Sellers' Designee. Notwithstanding anything herein to the contrary, the Sellers' Designee shall not suggest, negotiate for or agree to any position which could reasonably be expected to have an Adverse Tax Impact on the Purchaser, MANO, MANO I, Manischewitz or any of their Subsidiaries or Affiliates for any Post-Closing Period or Post-Closing Portion of a Straddle Period without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

                      (f) The Sellers' Designee shall have the right, at its option, to jointly control with the Purchaser, the defense of any Tax Claim that relates to Taxes of MANO, MANO I, Manischewitz or any of their Subsidiaries for a Straddle Period. In such case, the Purchaser and the Sellers' Designee shall work together in good faith to defend such Tax Claims. The Purchaser may use legal counsel selected by it; provided such legal counsel is reasonably acceptable to the Sellers' Designee, and the Sellers' Designee may use counsel selected by it, provided such counsel is reasonably acceptable to the Purchaser. The costs of such defense shall be borne by the Sellers to the extent they relate to the Pre-Closing Portion of a Straddle Period, and by the Purchaser, MANO, MANO I or their Subsidiaries to the extent they relate to the Post-Closing Portion of a Straddle Period, based on the portion of the proposed increase in Tax from the items being contested that is allocable to each such period.

                      (g) The Sellers' Designee shall assume control (or joint control, in the case of Section 6.12(f)) of a Tax Claim by written notice to the Purchaser within ten (10) days after notice of the Tax Claim pursuant to Section 6.12(d), stating that the Sellers' Designee is undertaking and will prosecute the defense of such Tax Claim, the Tax Claim is subject to the indemnification provisions of Section 6.12(a) or Article IX and that the Sellers will be liable to pay the full amount of the potential liability in connection with such Tax Claim. The right of the Sellers' Designee to control any defense under this Section 6.12 shall be limited to the items and amounts in dispute for which the Sellers would be liable to indemnify the Purchaser, MANO, MANO I, Manischewitz or any of their Subsidiaries and Affiliates or any Purchaser Indemnified Party. The Purchaser and the Sellers' Designee shall cooperate with each other in contesting such Tax Claims, including, without limitation, the provision of records and information which are reasonably relevant to such Tax Claims and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder.

                      (h) In the event the Sellers' Designee fails to assume control (or joint control, in the case of Section 6.12(f)) of a Tax Claim as provided above, the Purchaser, MANO, MANO I, Manischewitz or the Subsidiary, as the case may be, may, but shall not be required to, contest and assume control of such Tax Claim. Regardless of any assumption of control of a Tax Claim by the Purchaser, MANO, MANO I, Manischewitz, or any of their Subsidiaries as provided in this Section 6.12(h), the Sellers shall be liable for any Losses and costs and expenses of defense (including, without limitation, attorneys' fees and expenses) to the extent provided for in this Agreement.

                      (i) The Purchaser shall control any Tax Claim with respect to, or which can affect, any Post-Closing Period; provided, however, that if such Tax Claim or the resolution thereof could reasonably be expected to have an Adverse Tax Impact on MANO, MANO I, Manischewitz, any of their Subsidiaries or the Sellers for a Pre-Closing Period or any Pre-Closing Portion of a Straddle Period, the Purchaser shall not agree to any settlement of such Tax Claim without the prior written consent of the Sellers' Designee, which consent shall not be unreasonably withheld. The Purchaser shall not suggest, negotiate for or agree to any position which could reasonably be expected to have an Adverse Tax Impact on MANO, MANO I, Manischewitz, any of their Subsidiaries or the Sellers for a Pre-Closing Period or any Pre-Closing Portion of a Straddle Period without the prior written consent of the Sellers' Designee, which consent shall not be unreasonably withheld.

                      (j) To the extent permitted by applicable law, the parties shall elect to treat the period that includes the Closing Date with respect to any Tax as ending on such date and shall take such steps as may be necessary therefor. For purposes of this indemnification, any Taxes for a Straddle Period shall be allocated between the Pre-Closing Portion of the Straddle Period and the balance of the period based on an interim closing of the books as of the close of the Closing Date; provided, however, that any real property or personal property Taxes shall be allocated based on the relative number of days in the Pre-Closing Portion of the Straddle Period and the balance of the period.

                      (k) In the event a dispute arises between the Sellers or the Sellers' Designee, on one hand, and the Purchaser, on the other, as to the amount of Taxes, an indemnification for Taxes or any other matter relating to Taxes under this Agreement, the parties shall initially attempt through good faith negotiations to resolve such dispute, such negotiation to commence after one of the parties to the dispute has furnished the other parties to the dispute with written notice to commence such negotiations. Any amount which, as a result of such negotiations, is agreed upon by all of the parties to the dispute is payable to any party thereto shall be paid to the appropriate party. If such dispute is not resolved within fifteen (15) days thereafter, the parties shall submit the dispute for binding arbitration to the national office of a nationally recognized certified public accounting firm (the "Settlement Accountants") for resolution, which resolution shall be conclusive and binding on the parties and not subject to judicial review. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Settlement Accountants in resolving the dispute shall be borne equally by the Sellers, on one hand, and the Purchaser, on the other. Any determination of the Settlement Accountants may be enforced in any court of competent jurisdiction.

                      (l) Any payment required pursuant to this Section
6.12 shall be made in cash within ten (10) days after the resolution of the amount thereof. Any payment made pursuant to this Section 6.12 or Article IX hereof shall constitute an adjustment to the Purchase Price for all purposes, including federal, state and local Tax and financial accounting purposes.

         Section 6.13 Risk of Loss.

                      (a) If prior to the Closing any portion of any Owned Property or any portion of any material Leased Property shall be taken (or any public announcement shall be made of an intent to take) by condemnation, eminent domain or similar means or shall be damaged or destroyed by fire or other casualty, and as a result thereof, a Material Adverse Effect has or would occur, the Purchaser shall have the right to terminate this Agreement by giving notice to KBMC within ten (10) Business Days following receipt by the Purchaser of the notice provided for in Section 6.13(b).

                      (b) KBMC shall give to Purchaser prompt written notice of any taking, public announcement, damage or destruction contemplated by Section 6.13(a).

         Section 6.14 Cancellation of Options. Immediately prior to the Closing, MANO I and the Optionholders shall enter into agreements substantially in the form of Exhibit 6 attached hereto (the "Optionholder Agreements") (any changes or modifications to the form of the Optionholder Agreements to be subject to the approval of KBMC and the Purchaser, which approval shall not be unreasonably withheld) in consideration for the amounts set forth opposite such Optionholder's name on Schedule B attached hereto less such Optionholder's pro rata portion of the amounts set forth in clauses (iv),
(v) and (vi) of Section 2.2, net of applicable withholding Taxes, and as further adjusted upward or downward based upon the pro rata portion of the Optionholder's share of the actual amount contemplated by clause (i) of
Section 2.2 as compared to the estimate of such amount which was used in calculating the amount set forth on Schedule B, which amounts shall be evidenced by promissory notes to be in the form of Exhibit 7 attached hereto (the "Promissory Notes").

         Section 6.15 Books and Records. On or prior to the Closing, the Sellers shall deliver to the Purchaser any and all agreements, books, certificates, contracts, documents, records, reports and instruments relating to the business of Manischewitz and its Subsidiaries, which agreements, books, certificates, contracts, documents, records, reports and instruments were not previously delivered to the Purchaser, are not in the possession of Manischewitz and its Subsidiaries and are in the possession of any of KBMC, MANO, MANO I or any Stockholder. At the reasonable request of the Sellers, the Purchaser will give the Sellers or their authorized representative, during normal business hours, access to all books and records of Manischewitz; provided, that such access is sought solely in connection with a tax audit of, or litigation involving, the Sellers or for which indemnification is sought hereunder; provided, however, that this Section 6.15 does not apply to any litigation between the Sellers and the Purchaser or any of the Purchaser's Affiliates.

         Section 6.16 Manischewitz Officer Bonus Incentive Plan. Should the Closing occur, the Purchaser agrees that it will maintain in effect the Officer Bonus Incentive Plan of Manischewitz in the form of Exhibit 8 attached hereto for the fiscal year ending July 31, 1998, in accordance with its terms.


         Section 6.17 Survival of Covenants. Except for the covenants that are to be performed by the parties on or prior to the Closing, all other covenants of the parties contained in this Agreement shall survive the Closing.

                                  ARTICLE VII
                             CONDITIONS TO CLOSING

         Section 7.1 Conditions to Each Party's Obligation. The respective obligations of each of the parties to this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction prior to the Closing Date of the following conditions precedent:

                     (a) No Legal Prohibition. No Legal Requirement shall have been enacted, promulgated, entered by any Governmental Entity or Regulatory Authority which would prohibit consummation of the transactions contemplated hereby. On the Closing Date, there shall not be any effective permanent or preliminary injunction, writ, temporary restraining order or any order of any court of competent jurisdiction or other Governmental Entity or Regulatory Authority prohibiting or directing that the transactions provided for herein shall not be consummated as so provided.

                      (b) Litigation. No action, suit, investigation, inquiry or other proceeding by any Governmental Entity or Regulatory Authority or any other Person shall have been instituted or threatened which (i) could reasonably be expected to result in a Material Adverse Effect or could reasonably be expected to materially impair, hinder or adversely affect the ability of any of the Sellers to consummate the transactions contemplated hereby; (ii) arises out of or relates to this Agreement, the Seller Documents or the Purchaser Documents or the transactions contemplated hereby; or (iii) questions the validity hereof or the transactions contemplated hereby or seeks to obtain substantial damages in respect thereof.

                      (c) Hart-Scott-Rodino. The applicable waiting period under the HSR Act shall have expired or been terminated.

         Section 7.2 Conditions to Obligation of the Purchaser. All obligations of the Purchaser pursuant to this Agreement including, without limitation, the obligations to consummate the transactions contemplated hereby at the Closing, shall be subject to the satisfaction, prior to or at the Closing, of the following conditions precedent (any one or more of which may be waived in writing by the Purchaser):

                      (a) Each of the representations and warranties of MANO, MANO I or the Sellers contained in this Agreement and the representations and warranties in the other Seller Documents shall be true, correct and complete (without reference to any materiality qualifications contained therein, including, without limitation, reference to any Material Adverse Effect) as of the date made and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any representation or warranty is made expressly as of a specific date, in which case such representation or warranty shall be true, correct and complete as of such specified date), except if the failure of such representations and warranties to be true, correct and complete as of any such dates would not, individually or in the aggregate, have a Material Adverse Effect;

                      (b) The Sellers, MANO, MANO I and Manischewitz and their Subsidiaries shall have observed and performed in all material respects each of their respective agreements, covenants and obligations under this Agreement required to be observed or performed by any of them at or prior to the Closing pursuant to the terms hereof;

                      (c) The Purchaser shall have received a certificate of a duly authorized officer of MANO, the general partner of KBMC and a manager of MANO I as to the satisfaction of the conditions set forth in Section 7.2(a) and (b);

                      (d) The Purchaser shall have received the deliveries pursuant to Sections 2.4(a)(ii), and 2.4(a)(iii) hereof and the deliveries pursuant to Section 2.4(b);

                      (e) The Purchaser shall have received the opinion of Brownstein Hyatt Farber & Strickland, P.C., counsel to the Sellers, MANO, MANO I and Manischewitz, in the form of Exhibit 3 attached hereto;

                      (f) No Material Adverse Effect or any event which would materially impair, hinder or adversely affect the ability of any of the Sellers to consummate the transactions contemplated hereby shall have occurred;

                      (g) The Purchaser shall have received copies of all consents and Authorizations contemplated by Section 6.3(a) necessary or required to be obtained by the Sellers, MANO, MANO I and Manischewitz in order for each of them to consummate the transactions contemplated hereby;

                      (h) The Escrow Agreement (as such term is hereinafter defined) shall have been executed and delivered by KBMC and the Escrow Agent (as such term is hereinafter defined);

                      (i) The Purchaser shall have received evidence reasonably satisfactory to the Purchaser that all of the Options have been cancelled as contemplated by Section 6.14 hereof and the Purchaser shall have received copies of each of the Optionholder Agreements executed by each of the Optionholders and MANO I;

                      (j) The Purchaser shall have received evidence that all the obligations of Manischewitz under the Credit Agreement dated as of May 31, 1996 with Banque Indosuez and the lending institutions listed therein (the "Credit Agreement") shall be terminated and all amounts outstanding thereunder shall be paid in full immediately upon the occurrence of the Closing, and the Liens on all collateral pledged to the banks thereunder shall be released immediately upon the occurrence of the Closing, or UCC-3's or other termination statements in form, substance and scope acceptable to the Purchaser with respect to such Liens (the "Termination Statements") shall have been delivered to the Purchaser prior to or at the Closing;

                      (k) The Purchaser shall have received, at its sole cost and expense, a policy of title insurance, dated as of the Closing Date and issued by the Purchaser's title insurance company with respect to all Owned Property and all Leased Property (in amounts acceptable to Purchaser), subject only to the Permitted Liens, together with (i) surveys acceptable to the Purchaser of all owned Property and all Leased Property, which, which surveys shall be certified to the Purchaser, any holder of any Lien and the Purchaser's title insurance company, showing the locations of all buildings, all other improvements and the Permitted Liens, (ii) insurance that the Permitted Liens have not violated and that a violation shall not cause a forfeiture or right or reentry and (iii) such other title insurance as the Purchaser shall reasonably require;

                      (l) The letter agreement dated the date hereof among Mr. Robert Kroll, Manischewitz and MANO I (the "Kroll Letter Agreement"), a copy of which is attached hereto as Schedule 7.2(m) shall be in full force and effect and shall not have been amended or modified;

                      (m) The Members' Agreement dated as of May 31,
1996, between MANO I, KBMC, MANO and the Optionholders shall be terminated;
and

                           (n) The Purchaser shall have received such officer
certificates, good standing certificates, resolutions, incumbency certificates, documents and instruments as the Purchaser's counsel may reasonably request in connection with this Agreement and the consummation of the transactions contemplated hereby.

         Section 7.3 Conditions to Obligation of the Sellers. The obligation of the Sellers pursuant to this Agreement to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction or waiver, prior to or at the Closing, of the following conditions precedent (any one or more of which may be waived by the Sellers):

                      (a) Each of the representations and warranties of the Purchaser contained in this Agreement and the other Purchaser Documents shall be true and correct (without reference to any materiality qualifications contained therein, including, without limitation, reference to any Material Adverse Effect) as of the date made and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any representation or warranty is made expressly as of a specific date, in which case such representation or warranty shall be true and correct as of such specified date), except if the failure of such representations and warranties to be true and correct as of any such dates would not, individually or in the aggregate, have a Material Adverse Effect;

                      (b) The Purchaser shall have observed and performed in all material respects its agreements, covenants and obligations under this Agreement required to be observed or performed by it at or prior to the Closing pursuant to the terms hereof;

                      (c) The Purchaser shall have delivered a certificate of the President, an Executive Vice President, a Senior Vice President or the Chief Financial Officer of Purchaser as to the satisfaction of the conditions set forth in Section 7.2(a) and (b) hereof.

                      (d) The Sellers shall have received the opinion of Parker Chapin Flattau & Klimpl, LLP, counsel to the Purchaser, in the form of
Exhibit 4 attached hereto;

                      (e) The Sellers shall have received copies of all consents and Authorizations contemplated by Section 6.3(a) to be obtained by the Purchaser in order for the Purchaser to consummate the transactions contemplated hereby;

                      (f) The Escrow Agreement shall have been executed and delivered by the Purchaser and the Escrow Agent;

                      (g) The Purchaser shall have delivered the Purchase Price to the Paying Agent;

                      (h) The Purchaser shall have provided for the repayment of all amounts outstanding under the Credit Agreement immediately upon the occurrence of the Closing;

                      (i) The Purchaser shall have provided for the repayment of the Promissory Notes immediately upon the occurrence of the Closing; and

                      (j) The Sellers shall have received such officer certificates, good standing certificates, resolutions, incumbency certificates, documents and instruments as the Sellers' counsel may reasonably request in connection with this Agreement and the transactions contemplated hereby.

                                 ARTICLE VIII

                                  TERMINATION

         Section 8.1 Termination. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated at any time prior to the
Closing:

                           (a) By the mutual written consent of the Purchaser and KBMC;

                           (b)      By KBMC, by written notice to the
                           Purchaser:

                                    (i) if the Closing Date shall not have
                           occurred on or before April 19, 1998, other than as the result of a willful failure of the Sellers to satisfy or cause to be satisfied the conditions set forth in Section 7.2; or

                                    (ii) if, prior to the Closing Date, the
                           Purchaser fails to perform or violates in any material respect any of its obligations or agreements under this Agreement or the Purchaser shall have breached in any material respect any of its representations or warranties set forth herein, and such failure or breach has not been cured within thirty (30) days after receipt of written notice of such failure or breach from KBMC; or

                                    (iii) if after five (5) Business Days from
                           the date of the required filing under the HSR Act with the Federal Trade Commission and Department of Justice by the ultimate parent entity of Manischewitz, the ultimate parent entity of the Purchaser has not made its initial filing of the Notification and Report Form under the HSR Act with the Federal Trade Commission and Department of Justice in respect of the transactions contemplated hereby.

                           (c)      By the Purchaser by written notice to
                           KBMC,

                                    (i) if the Closing Date shall not have
                           occurred on or before April 19, 1998, other than as the result of a willful failure on the part of the Purchaser to satisfy the conditions set forth in
                           Section 7.3, other than Section 7.3(h);

                                    (ii) if, prior to the Closing Date, any of
                           the Sellers, MANO, MANO I or Manischewitz fails to perform in any material respect any of their obligations or agreements under this Agreement, or any of the representations or warranties of the Sellers set forth herein have been breached in a material respect, and such failure or breach has not been cured within thirty (30) days after receipt of written notice of such failure or breach from the Purchaser; or

                                    (iii) pursuant to Section 6.13.

                           (d) By either the Purchaser, on the one hand, or KBMC, on the other hand, if a court of competent jurisdiction or any Governmental Entity or Regulatory Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

         Section 8.2 Effect of Termination. In the event of termination of this Agreement in accordance with the provisions of Section 8.1 hereof, all obligations of the parties under this Agreement shall forthwith terminate and be null and void without liability of any party hereto to any other party hereto, except (i) that the obligations set forth in Section 10.12 and in the Confidentiality Agreement shall survive any such termination and (ii) for liability for any intentional breach of this Agreement.

         Section 8.3 Return of Documents. Upon the termination of this Agreement in accordance with the provisions of Section 8.1 hereof, and upon any written request therefor, each party will redeliver or destroy all documents, work papers and other material of any other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

                                  ARTICLE IX

                                INDEMNIFICATION

         Section 9.1 Survival of Representations and Warranties.

                     (a) All representations, warranties, covenants and agreements of the parties contained in this Agreement or in any other document or instrument executed or delivered in connection herewith shall survive the Closing (subject to Section 9.6 hereof), notwithstanding any examination or investigation made by or on behalf of any party to this Agreement.

                     (b) The right to indemnification, payment of Losses or other remedy based on any representation, warranty, covenant or obligation of a party hereunder shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to a party's obligation to consummate the transactions contemplated hereunder, where such condition is based on the accuracy of any representation or warranty, or on the performance or observance of, or compliance with, any covenant, agreement or obligation, will not affect the right to indemnification, payment of Losses or other remedy based on such representation, warranty, covenant or obligation.

         Section 9.2 Indemnification by the Sellers. If the Closing occurs, each of the Sellers, jointly and severally, shall indemnify and hold harmless the Purchaser and its Affiliates (and

MANO, MANO I, Manischewitz and their Subsidiaries following the Closing Date), and each of their respective directors, officers, employees, agents, representatives, stockholders, partners, members, managers and controlling parties and all of their successors and assigns (collectively the "Purchaser Indemnified Parties" and individually a "Purchaser Indemnified Party") from and defend each of them from and against and will pay each Purchaser Indemnified Party for any and all Losses resulting from or arising out of, or in connection with, or relating to:

                      (a) any inaccuracy or breach of any representation or warranty made by the Sellers contained herein or in any of the other Seller Documents;

                      (b) any breach of any covenant, agreement or obligation of any of MANO, MANO I, Manischewitz or the Sellers on their part to be observed or performed on or prior to the Closing which are contained herein or in any of the other Seller Documents;

                      (c) any breach of any covenant, agreement or obligation of any of the Sellers to be observed or performed after the Closing which are contained herein or in any of the other Seller Documents; and

                      (d) any amounts payable to any Key Employee, as a result of, or based upon, a "change in control" (or similar event) of or with respect to MANO, MANO I, Manischewitz or any of their Subsidiaries relating to or based upon the transactions contemplated hereby, other than amounts payable to Mr. Richard Haine pursuant to his Employment Agreement dated March 27, 1996, as amended by a letter agreement dated February 23, 1998, and except as otherwise provided hereby with respect to Mr. Robert Kroll under the Kroll Letter Agreement.

         Section 9.3 Indemnification by Purchaser. If the Closing occurs, MANO, MANO I, Manischewitz and each of their Subsidiaries and the Purchaser shall, jointly and severally, indemnify and hold harmless the Sellers and their respective Affiliates, and each of their respective directors, officers, employees, agents, representatives, stockholders, partners, members, managers and controlling parties and all of their successors and assigns (collectively the "Seller Indemnified Parties" and individually a "Seller Indemnified Party"), from and defend each of them from and against and will pay to each Seller Indemnified Party for any and all Losses resulting from or arising out of, or in connection with, or relating to:

                      (a) any inaccuracy or breach of any representation or warranty made by the Purchaser contained herein or in any of the other Purchaser Documents; and

                      (b) any breach of any covenant, agreement or obligation of the Purchaser on its part to be observed or performed on or prior to or after the Closing which are contained herein or in any of the other Purchaser Documents.

         Section 9.4 Indemnification Procedures - Third-Party Claims.

                     (a) The rights and obligations of a party claiming a right to indemnification hereunder (each an "Indemnitee") from a party to this Agreement (each an "Indemnitor") in any way relating to a third party claim shall be governed by the following provisions of this Section 9.4:

                  (i) The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any claim, action, suit or proceeding, or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a "Notice of Claim"). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and/or any written demand or document evidencing the same). No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices such Indemnitor's ability successfully to defend the claim, action, suit or proceeding giving rise to the indemnification claim.

                  (ii) In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within thirty (30) days of receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that as between the Indemnitor and the Indemnitee, the claim covered by the Notice of Claim is subject to this Article IX and that the Indemnitor will be able to pay the full amount of potential liability in connection with any such claim (including, without limitation, any action, suit or proceeding and all proceedings on appeal or other review which counsel for the Indemnitee may reasonably consider appropriate) (an "Indemnification Acknowledgment"), then the claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such thirty
         (30) day period. However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee or does not offer reasonable assurances to the Indemnitee as to Indemnitor's financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the claim, at the sole cost and expense of the Indemnitor. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnitee's own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such claim, action, suit or proceeding or (B) the Indemnitee shall have reasonably concluded based upon a written opinion of counsel that there may be specific defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor in which case the costs and expenses incurred by the Indemnitee shall be borne by the Indemnitor.

                  (iii) The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the action, suit, proceeding or claim, shall keep the other fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not such party is represented by counsel. The parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such claim, action, suit or proceeding. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with
         Section 9.4(a)(ii) hereof, the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitee may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt to not be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.

                      (b) The Indemnitor shall not make or enter into any settlement of any claim, action, suit or proceeding which Indemnitor has undertaken to defend, without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld or delayed), unless there is no obligation, directly or indirectly, on the part of the Indemnitee to contribute to any portion of the payment for any of the Losses, the Indemnitee receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to the Indemnitee), there is no finding or admission of any violation of law by, or effect on any other claim that may be made against the Indemnitee and, in the reasonable judgment of the Indemnitee, the relief granted in connection therewith is not likely to have a Material Adverse Effect on the Indemnitee or the Indemnitee's reputation or prospects.

                      (c) Any claim for indemnification that may be made under more than one subsection under Section 9.2 or 9.3, respectively, may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

         Section 9.5 Procedure for Indemnification -- Other Claims, Indemnification Generally A claim for indemnification for any matter not relating to a third-party claim may be asserted by notice directly by the Indemnitee to the Indemnitor.

         Section 9.6 Time Limitations. (a) If the Closing occurs, except for any liability with respect to (x) the representations and warranties set forth in the fifth, sixth and seventh sentences of Section 3.1 and in Sections 3.2, 3.3, 3.4, 3.6, 3.21, 4.1, 4.2 and 4.4 or (y) any act which constitutes fraud that results in a breach of any representation or warranty or any covenant, agreement or obligation of MANO, MANO I, Manischewitz, their Subsidiaries or any of the Sellers set forth herein, the Sellers shall have no liability with respect to the matters described in Section 9.2 unless, on or before the date that is the second anniversary of the Closing Date, the Purchaser notifies KBMC or any other Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Purchaser. If the Closing occurs, the Sellers shall have no liability under Section 9.2 with respect to the representations and warranties set forth in Sections 3.3, 3.4 and 3.21 unless, on or before the date that is the eighteen (18) month anniversary of the Closing Date, the Purchaser notifies KBMC or any other Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Purchaser. Notwithstanding the foregoing, any claim with respect to the representations and warranties set forth in the fifth, sixth and seventh sentences of Section 3.1 and in Sections 3.2, 3.6, 4.1, 4.2 and
4.4 or the matters referred to in clause (y) of this Section 9.6(a) may be made at any time until thirty (30) days after the passage of the applicable statute of limitations, including any extensions and waivers thereof; provided that any such extension or waiver (i) was made by the Sellers with respect to a claim relating to a Pre-Closing Period, (ii) was made by the Purchaser with respect to a claim relating to a Post-Closing Period and (iii) was made by either the Sellers or the Purchaser with respect to a claim relating to a Straddle Period.

                      (b) If the Closing occurs, except for any liability with respect to any covenant, agreement or obligation contained in this Agreement to be performed by the Purchaser following the Closing, the Purchaser shall have no liability with respect to the matters described in Section 9.3 unless, on or before the second anniversary of the Closing Date, KBMC notifies the Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by KBMC. Any claim with respect to a covenant, agreement or obligation contained in this Agreement to be performed by the Purchaser following the Closing may be made at any time until thirty (30) days after the passage of the applicable statute of limitations, including any extensions and waivers thereof; provided that any such extension or waiver (i) was made by the Sellers with respect to a claim relating to a Pre-Closing Period, (ii) was made by the Purchaser with respect to a claim relating to a Post-Closing Period and (iii) was made by either the Sellers or the Purchaser with respect to a claim relating to a Straddle Period.

         Section 9.7 Limitations on Amount.

                      (a) If the Closing occurs, the Sellers shall have no liability for indemnification with respect to Losses pursuant to Section 9.2 hereof until the aggregate amount of all Losses with respect to such matters exceeds $225,000, and then the Sellers shall be responsible, jointly and severally, for all Losses, but without regard to the first $100,000 of Losses. Anything to the contrary notwithstanding, the Sellers shall have no liability for indemnification with respect to Losses pursuant to Section 9.2 hereof to the extent that the aggregate amount of all Losses with respect to such matters exceeds $6,000,000 (the "Indemnification Limit"). Anything to the
contrary
                                       52
notwithstanding, the limitations set forth in this Section 9.7(a) shall not apply to any claim by the Purchaser with respect to the representations or warranties set forth in the fifth, sixth and seventh sentences of Section 3.1 and in Sections 3.2, 3.6, 4.1, 4.2 and 4.4, or the matters referred to in clause
(y) of Section 9.6(a), such that any such claim shall not be subject to the Indemnification Limit and the Sellers shall be responsible for all Losses from the first dollar.

                      (b) Notwithstanding anything set forth in Section 6.12(a) or the last sentence of Section 9.7(a), the aggregate indemnification obligation of the Sellers under this Agreement shall not exceed the sum of (i) the Purchase Price and (ii) the items set forth in clauses (iii), (iv) and (v) of Section 2.2.

                      (c) Notwithstanding anything contained in this Agreement to the contrary (but subject to Section 9.7 hereof), any obligation of the Sellers to indemnify for Losses pursuant to Section 3.15 which requires environmental remediation shall be limited to the Losses actually incurred by any Purchaser Indemnified Party in connection with taking such actions and incurring such costs and expenses (including, without limitation, attorneys' fees and expenses) as in the reasonable opinion of the Purchaser may be required by applicable Environmental Laws or any order or judgment of any court or Governmental Entity or Regulatory Authority implementing or enforcing such Environmental Laws and any repairs or improvements that may be required by any Legal Requirement or are otherwise necessary as a result of the environmental remediation. Such costs of remediation shall be limited to such costs and expenses which are necessary to satisfy but not exceed enforceable limits or standards imposed by the applicable Environmental Laws or any order or judgment of any court or other Governmental Entity or Regulatory Authority implementing or enforcing such Environmental Laws so that MANO I, Manischewitz and their Subsidiaries can make use of their respective properties and assets in the operation of the business of MANO I and Manischewitz and the Subsidiaries, as applicable.

                      (d) If the Closing occurs, the Purchaser shall have no liability forindemnification hereunder with respect to Losses pursuant to
Section 9.3 hereof until the aggregate amount of all Losses with respect to such matters exceeds $225,000, and then the Purchaser shall be responsible for all Losses based thereon, but without regard to the first $100,000 of Losses. Anything to the contrary notwithstanding, the Purchaser shall have no liability for indemnification with respect to Losses pursuant to Section 9.3 or based upon a claim under Section 6.12 to the extent that the aggregate amount of all Losses with respect to such matters exceeds the Indemnification Limit.

         Section 9.8 Limitations on Application to Taxes. Notwithstanding anything to the contrary in this Agreement, the provisions of this Article IX (other than Sections 9.1, 9.7(b) and 9.9 and this Section 9.8) shall not apply in any manner (including, without limitation, the limitations set forth in Sections 9.6 and 9.7(a) hereof) to any indemnification claim with respect to Taxes to the extent Section 6.12(a) applies, and Section 6.12 hereof shall be the only provision (other than Sections 9.1, 9.7(b) and 9.9 and this Section 9.8) that applies with respect to any such indemnification claim. The provisions of this Article IX (including Sections 9.1, 9.2(a), 9.2(b), 9.6, 9.7, 9.9 and
9.12 and this Section 9.8) shall apply to an inaccuracy or breach of a representation or warranty contained in Section 3.10 or 6.11, to the extent not explicitly covered by Section 6.12(a); provided, however, that in such case, the indemnification procedures and other provisions set forth in Section 6.12(b) through (l) shall apply instead of Section 9.4. Should there be any conflict between the applicable provisions of Section 6.12 and this Article IX with respect to any issue or matter relating to indemnification for Taxes, those provisions of
Section 6.12 hereof shall be controlling and binding on the parties.

         Section 9.9 Acknowledgment of Indemnification Responsibility, etc. Each of the Sellers acknowledges that regardless of such Seller's lack of Knowledge of certain of the representations and warranties made by MANO and/or MANO I hereunder or the observance or performance of the covenants, agreements and obligations contained herein by any of MANO, KBMC, MANO I, Manischewitz or any of their Subsidiaries and although such Sellers may not have been involved in, or familiar with, the day-to-day operations of MANO, KBMC, MANO I, Manischewitz or any of their Subsidiaries, each Seller is fully responsible, on a joint and several basis, for the indemnification by the Sellers set forth in this Article IX. After the Closing, the Purchaser's ownership of MANO, MANO I, Manischewitz and Subsidiaries shall not limit, restrict, modify, alter or amend any of the rights, remedies or privileges granted to the Purchaser pursuant to Section 6.12 hereof or this Article IX.

         Section 9.10 Escrow Agreement. In order to secure to the Purchaser the payment of amounts payable to the Purchaser or any Purchaser Indemnified Party pursuant to Section 9.2 hereof, if any, KBMC, the Purchaser and a third party escrow agent reasonably acceptable to KBMC and the Purchaser, as escrow agent (the "Escrow Agent"), shall enter into an Escrow Agreement dated as of the Closing Date, substantially in the form of Exhibit 5 attached hereto (the "Escrow Agreement") (any changes or modifications to the form of the Escrow Agreement to be subject to the approval of KBMC and the Purchaser, which approvals shall not be unreasonably withheld). Pursuant to the Escrow Agreement, at the Closing, the Purchaser and KBMC shall, from the proceeds of the Purchase Price, cause to be deposited with the Escrow Agent the sum of $6,000,000 (the "Escrow Funds"), to be held by the Escrow Agent for a period of two (2) years from the date of the Closing (or longer, if at such date there are any outstanding claims for indemnification pursuant to Section 6.12 and/or Article IX by any Purchaser Indemnified Party in accordance with the terms of the Escrow Agreement). The Escrow Funds shall be held and disposed of in accordance with the terms and provisions of the Escrow Agreement. The Sellers shall be responsible for the payment of the fees and expenses, if any, charged by the Escrow Agent. The Escrow Agent shall not in any way restrict, limit or modify the rights of the Purchaser pursuant to this Agreement. The sole source of funds for the payment of any Losses payable by the Sellers under this Agreement shall be the Escrow Funds, other than with respect to any Losses described in the last sentence of Section 9.7(a) or a claim made under Section 6.12.

         Section 9.11 Additional Indemnification Matters.

                       (a) Without limiting the entitlement of any Purchaser Indemnified Party to seek indemnification pursuant to Section 9.2 hereof, should the indemnification claim be a matter for which any Purchaser Indemnified Party is entitled to make a claim under any of its insurance policies then in effect, the Purchaser Indemnified Party shall make such a claim.

                       (b) Notwithstanding anything to the contrary set forth herein, no Purchaser Indemnified Party will make a claim for indemnification for a breach of the representation and warranty set forth in Section 3.15(i)(iii) hereof if the release of friable asbestos was the result of work commenced by Manischewitz after the Closing Date.

         Section 9.12 Claims in Excess of Indemnification Limit. Notwithstanding anything to the contrary set forth herein, from and after the time when the aggregate amount of Losses paid or potentially payable by an indemnifying party under this Agreement which are subject to the Indemnification Limit exceeds or could potentially exceed the Indemnification Limit based upon Losses paid and pending indemnification claims made in accordance with this Agreement, the Purchaser Indemnified Party or the Seller Indemnified Party, as applicable, shall have the right, at its own cost and expense, to jointly control the defense and settlement of any pending indemnification claims the liability for which could potentially result in the aggregate Losses exceeding the Indemnification Limit. At such time as the aggregate amount of Losses which are subject to the Indemnification Limit have been paid or settled (subject to being paid) exceed the Indemnification Limit, the indemnifying party shall no longer have the right to participate in the control or defense of such claims.

                                    ARTICLE X

                                  MISCELLANEOUS

         Section 10.1 Headings. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning, construction or interpretation of any provision of this Agreement.

         Section 10.2 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, then such provision shall be enforced to the extent that it is not illegal, invalid, unenforceable or void, and the remainder of this Agreement, as well as such provision as applied to other Persons, places or circumstances, shall remain in full force and effect. It is the intention of the parties that this Agreement shall be enforced to the fullest extent permitted by applicable law.

         Section 10.3 Notices. All notices, demands, Authorizations, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement will be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service), (b) if mailed certified or registered mail return receipt requested (with all postage prepaid), four (4) Business Days after the date set forth on the return receipt, (c) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (d) if delivered by facsimile transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, Authorization, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 10.3), or the refusal to accept same, the notice shall be deemed received on the Business Day the notice is sent (as evidenced by the affidavit of the sender). All such notices, demands, Authorizations, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

                            (i) If to the Sellers, and, if prior to the Closing,
                       to MANO, MANO I, Manischewitz or any Subsidiary thereof:

                       One Manischewitz Plaza
                       Jersey City, NJ 07032
                       Attention: Mr. Robert D. Kroll
                       Fax: (201) 333-4007


                       with copies to:

                       Kohlberg & Co., L.L.C.
                       111 Radio Circle
                       Mt. Kisco, NY 10549
                       Attention: Mr. Samuel P. Frieder
                       Fax: (914) 241-7476

                             and

                       Brownstein Hyatt Farber & Strickland, P.C.
                       410 Seventeenth Street, 22nd Floor
                       Denver, CO 80202-4437
                       Attention: Steven S. Siegel, Esq.
                       Fax: (303) 623-1956

                       (ii) If to the Purchaser:

                       R.A.B. Food Holdings, Inc.
                       444 Madison Avenue
                       New York, NY 10022
                       Attention: Mr. Richard A. Bernstein
                       Fax: (212) 888-5025
                       with copies to:

                       R.A.B. Food Holdings, Inc.
                       444 Madison Avenue
                       New York, NY 10022
                       Attention: James A. Cohen, Esq.
                       Fax: (212) 888-5025

                             and

                       Parker Chapin Flattau & Klimpl, LLP
                       1211 Avenue of the Americas
                       New York, NY 10036
                       Attention: Martin Eric Weisberg, Esq.
                       Fax: (212) 704-6288

                             and

                       Morgan, Lewis & Bockius LLP
                       101 Park Avenue
                       New York, NY 10178
                       Attention: Mitchell N. Baron, Esq.
                       Fax: (212) 309-6273

or to such other address or facsimile number as any party may specify by notice given to the other party in accordance with this Section 10.3.

         Section 10.4 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of New York.

         Section 10.5 Dispute Resolution.

                      (a) Except with respect to the matters subject to Section 6.12(k) hereunder, any dispute, controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby or the validity, interpretation, breach or termination thereof (a "Dispute") shall be resolved in accordance with the procedures set forth in this Section 10.5. Until completion of such procedures, no party may take action to force a resolution of the Dispute by any judicial, arbitral or similar process, except to the limited extent necessary to (i) avoid the expiration of the time period in which a claim that might eventually be permitted hereby must be brought or (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm.

                      (b) All communications between the parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence (whether as an admission or otherwise), in any judicial or other proceeding for the resolution of the Dispute.

                      (c) The parties shall attempt to resolve the Dispute initially through good faith negotiations, which shall commence after one of the parties to the Dispute has furnished the other parties affected by the Dispute written notice to commence such negotiations. If such negotiations do not resolve the Dispute within fifteen (15) Business Days after the commencement thereof, any party to the Dispute may, by written notice to the other parties to the Dispute, require that the parties to the Dispute attempt to resolve the Dispute pursuant to a non-binding minitrial not to exceed two (2) days under the Center for Public Resources (the "CPR"), such minitrial shall be conducted in New York, New York, Model Minitrial Procedure as then in effect. Unless otherwise agreed, the parties to the Dispute will select a minitrial neutral adviser from the CPR Panels of neutrals and shall notify the CPR to initiate the selection process. The minitrial neutral adviser will be asked to provide a written opinion as to the likely outcome of the Dispute.

                      (d) Notwithstanding the foregoing, any Dispute with respect to indemnification pursuant to Section 9.2 hereof relating to the representations and warranties set forth in Section 3.3 or 3.21 hereof (other than as a basis of the claims subject to clause (y) of Section 9.6(a)) shall be exclusively resolved by binding arbitration conducted by the Settlement Accountants, which resolution shall be conclusive and binding on the parties and not subject to judicial review. Any determination of the Settlement Accountants with respect to such a Dispute may be enforced in any court of competent jurisdiction.


                      (e) If the Dispute (other than a Dispute with respect to the matters covered in Section 6.12(k) and 10.5(d)) is not resolved following completion of the procedures provided for in Section 10.5(c), either party to the Dispute shall, by written notice to the other parties to the Dispute, be entitled to require that the parties to the Dispute exclusively resolve the Dispute pursuant to binding arbitration proceedings, which shall be conducted in New York, New York. Any arbitration conducted pursuant to this Section 10.5(e) shall be conducted pursuant to the rules of the American Arbitration Association (the "AAA") and before a panel of three (3) arbitrators chosen from lists of qualified arbitrators submitted by the AAA (the "Arbitrators"). The determination of a majority of the Arbitrators in the arbitration shall be conclusive and binding on the parties to the dispute and shall not be subject to appeal or judicial review. The award of the Arbitrators may be enforced in any court of competent jurisdiction. The Arbitrators shall be entitled to award that all or a portion of the prevailing party's out-of-pocket costs and expenses (including, without limitation, attorneys' fees and expenses) as well as the costs and expenses of the Arbitrators and AAA be paid by the other party to the arbitration proceedings.

         Section 10.6 JURISDICTION. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND THE FEDERAL

DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING INSTITUTED TO ENFORCE THE DETERMINATION OF THE SETTLEMENT ACCOUNTANTS OR THE ARBITRATORS, AS APPLICABLE, OR WHICH ARISES OUT OF OR RELATES TO THE ESCROW AGREEMENT. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY FURTHER UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO DEMAND A JURY TRIAL IN ANY SUCH ACTION, SUIT OR PROCEEDING AND AGREES THAT SUCH PARTY WILL NOT OBJECT TO OR CONTEST THE VENUE OF THE AFORESAID COURTS OR ASSERT THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM. EACH OF THE SELLERS HEREBY DESIGNATES KOHLBERG & CO., L.L.C. AS SUCH SELLERS' AGENT TO RECEIVE SERVICE OF PROCESS IN NEW YORK WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING AND KOHLBERG & CO., L.L.C. AGREES TO SERVE AS PROCESS AGENT FOR THE LIMITED PURPOSES SET FORTH IN THIS SECTION 10.6.

         Section 10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto), the Seller Documents, the Purchaser Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede any prior agreements or understandings, whether written and oral, among the parties or between any of them with respect to the subject matter of this Agreement all of which are merged herein. There are no representations, warranties, covenants, promises or undertakings, other than those expressly set forth or referred to herein.

         Section 10.8 Amendment; Waiver, etc. This Agreement may be amended, modified or waived only by a written agreement signed by the Purchaser and the Sellers. With regard to any power, remedy or right provided in this Agreement or otherwise available to any party, (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party,
(ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and (iii) waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself. The Stockholders hereby designate and appoint KBMC (which designation and appointment is irrevocable and coupled with an interest) as the attorney-in-fact of Stockholders for entering into any amendments, modifications or waivers to this Agreement and the other Seller Documents as KBMC may be directed by the holders of a majority of the outstanding Capital Stock. The Stockholders hereby ratify all actions taken by KBMC in accordance with the foregoing authorization.

         Section 10.9 Assignability. Neither the rights nor the obligations of any party to this Agreement may be transferred or assigned. Any purported assignment of this Agreement or any of the rights and obligations hereunder shall be ab initio null, void and of no force or effect.

         Section 10.10 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and, if applicable, permitted assigns.

         Section 10.11 Third-Party Beneficiaries. Each party intends that this Agreement shall not benefit or create any right or cause of action in any Person other than the parties hereto, other than any lender to, or other financing source of, the Purchaser.

         Section 10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one and the same instrument.

         Section 10.13 Guarantee. R.A.B. Holdings, Inc., a Delaware corporation ("RAB"), does hereby guarantee (this "Guarantee") the performance by the Purchaser of its obligations under this Agreement. The enforcement of this Guarantee is not conditioned upon the exhaustion of all available remedies against the Purchaser. This Guarantee shall immediately terminate and be of no force or effect after the occurrence of the Closing. RAB acknowledges that the Sellers are relying on this Guarantee in entering into this Agreement.

         Section 10.14 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall bear all of its own costs and expenses in connection with the negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation, all fees and expenses of its agents, representatives, attorneys and accountants. The Sellers shall be responsible for the expenses related to the termination of the Credit Agreement, including, without limitation, filing all Termination Statements whether filed before or after the Closing Date.

         Section 10.15 Termination of Securities Purchase Agreements and Shareholders Agreement. (a) MANO and each of the Stockholders, by executing and delivering a counterpart of this Agreement, does hereby agree and consent to, concurrently with the occurrence of the Closing hereunder, the termination of the Securities Purchase Agreement dated as of May 31, 1996 between MANO and such Stockholder and the promissory note which secures such Securities Purchase Agreement.

                       (b) MANO and each of the Stockholders, by executing and delivering a counterpart of this Agreement, does hereby agree and consent to, concurrently with the occurrence of the Closing hereto, the termination of the Amended and Restated Stockholders Agreement dated as of May 31, 1996, between MANO and the Stockholders who are parties thereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

                                        R.A.B. FOOD HOLDINGS, INC.



                                        By:_____________________________________
                                            Name:
                                            Title:

                                        R.A.B. HOLDINGS, INC., for purposes of
                                        Section 10.13 only



                                        By:_____________________________________
                                            Name:
                                            Title:



                                        MANO HOLDINGS I, LLC



                                        By:_____________________________________
                                             Name: Robert D. Kroll
                                             Title: President



                                        KBMC ACQUISITION COMPANY, L.P.

                                        By: KBMC Management, L.P.,
                                            its General Partner



                                        By: KBMC GP, Inc., its general partner


                                        By:_____________________________________
                                             Name: Samuel P. Frieder
                                             Title: Vice President

                                        MANO HOLDINGS CORPORATION



                                        By:_____________________________________
                                            Name:
                                            Title:


                                        THE STOCKHOLDERS OF
                                        MANO HOLDINGS CORPORATION



                                        ----------------------------------------
                                        James A. Kohlberg



                                        ----------------------------------------
                                        Pamela Kohlberg

                                        Trust FBO Andrew S. Kohlberg dated
                                        4/4/89



                                        By:_____________________________________
                                            Name:
                                            Title:

                                        Trust FBO Nathan N. Davis dated 9/90


                                        By:_____________________________________
                                            Name:
                                            Title:


                                        ----------------------------------------
                                        Arthur Aeder




                                        ----------------------------------------
                                        George W. Peck IV

                                        ----------------------------------------
                                        Donald Stone



                                        ----------------------------------------
                                        Robert Svikhart



                                        ----------------------------------------
                                        Walter W. Farley




                                        ----------------------------------------
                                        Christopher Lacovara




                                        ----------------------------------------
                                        Samuel P. Frieder




                                        ----------------------------------------
                                        Marion Antonini




                                        ----------------------------------------
                                        Daniel Yih

                                        The Paine Family Trust


                                        By:_____________________________________
                                            Name:
                                            Title:


                                        1995 JK GRAT


                                        By:_____________________________________
                                            Name:
                                            Title:

                                        ----------------------------------------
                                        Albert G. Pastino




                                        ----------------------------------------
                                        Ranjit Bhonsle




                                        ----------------------------------------
                                        Jerome Kohlberg Jr.




                                        ----------------------------------------
                                        Brian D. Crosby




                                        ----------------------------------------
                                        Evan Wildstein




                                        ----------------------------------------
                                        Robert Kroll

                                        FOR PURPOSES OF SERVING AS THE SELLERS'
                                        DESIGNEE PURSUANT TO SECTION 6.12 AND AS
                                        PROCESS AGENT PURSUANT TO SECTION 10.6
                                        AND FOR NO OTHER PURPOSE KOHLBERG & CO.,
                                        L.L.C.


                                        By:_____________________________________
                                            Name:
                                            Title: